                                                                    EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


                            dated as of June 29, 1999

                                     between


                             PEARSON EDUCATION, INC.

                                       and

                            IDG BOOKS WORLDWIDE, INC.

                                TABLE OF CONTENTS



                                                                                                              PAGE
                                                                                                              ----
ARTICLE I      DEFINITIONS ....................................................................................1
               SECTION 1.01.  Certain Defined Terms............................................................1
               SECTION 1.02.  Other Defined Terms..............................................................8
               SECTION 1.03.  Terms Generally.................................................................10


ARTICLE II     PURCHASE AND SALE..............................................................................10
               SECTION 2.01.  Purchase and Sale...............................................................10
               SECTION 2.02.  Purchase Price; Allocation of Purchase Price....................................10
               SECTION 2.03.  Closing.........................................................................11
               SECTION 2.04.  Closing Deliveries by the Seller................................................11
               SECTION 2.05.  Closing Deliveries by the Purchaser.............................................12
               SECTION 2.06.  Purchase Price Adjustments......................................................12
               SECTION 2.07.  Payments and Computations.......................................................14


ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER...................................................15
               SECTION 3.01.  Incorporation and Authority of the Seller and its Affiliates....................15
               SECTION 3.02.  Incorporation and Qualification of the Company..................................16
               SECTION 3.03.  Capital Stock of the Company....................................................16
               SECTION 3.04.  No Conflict.....................................................................16
               SECTION 3.05.  Consents and Approvals..........................................................17
               SECTION 3.06.  Financial Information...........................................................17
               SECTION 3.07.  Absence of Certain Changes or Events............................................17
               SECTION 3.08.  Absence of Litigation...........................................................18
               SECTION 3.09.  Compliance with Laws............................................................18
               SECTION 3.10.  Governmental Licenses and Permits...............................................18
               SECTION 3.11.  The Assets......................................................................18
               SECTION 3.12.  Intellectual Property...........................................................19
               SECTION 3.13.  Employee Benefits Matters.......................................................20
               SECTION 3.14.  Taxes...........................................................................23
               SECTION 3.15.  Environmental Matters...........................................................25
               SECTION 3.16.  Material Contracts..............................................................25
               SECTION 3.17.  Brokers.........................................................................26
               SECTION 3.18.  Real Property...................................................................27
               SECTION 3.19.  Undisclosed Liabilities.........................................................27

               SECTION 3.20.  Insurance.......................................................................27
               SECTION 3.21.  Powers of Attorney..............................................................27
               SECTION 3.22.  Related-Party Transactions......................................................28
               SECTION 3.23.  EXCLUSIVITY OF REPRESENTATIONS..................................................28


ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................................................28
               SECTION 4.01.  Incorporation and Authority of the Purchaser....................................28
               SECTION 4.02.  No Conflict.....................................................................29
               SECTION 4.03.  Consents and Approvals..........................................................29
               SECTION 4.04.  Absence of Litigation...........................................................29
               SECTION 4.05.  Securities Matters..............................................................29
               SECTION 4.06.  Financial Ability...............................................................30
               SECTION 4.07.  Brokers.........................................................................30


ARTICLE V      ADDITIONAL AGREEMENTS..........................................................................30
               SECTION 5.01.  Conduct of Business Prior to the Closing........................................30
               SECTION 5.02.  Access to Information...........................................................33
               SECTION 5.03.  Confidentiality.................................................................35
               SECTION 5.04.  Regulatory and Other Authorizations; Consents...................................36
               SECTION 5.05.  Intercompany Arrangements.......................................................37
               SECTION 5.06.  Insurance.......................................................................40
               SECTION 5.07.  Non-Competition.................................................................41
               SECTION 5.08.  Financing.......................................................................42
               SECTION 5.09.  Further Action..................................................................42
               SECTION 5.10.  Ancillary Agreements; Transitional Services.....................................44
               SECTION 5.11.  Use of Macmillan Name and Mark..................................................44


ARTICLE VI     EMPLOYEE MATTERS...............................................................................45
               SECTION 6.01.  Employees.......................................................................45
               SECTION 6.02.  Health and Welfare Benefits.....................................................46
               SECTION 6.03.  Retirement Plans................................................................47
               SECTION 6.04.  Severance Provisions............................................................47


ARTICLE VII    TAX MATTERS....................................................................................48
               SECTION 7.01.  Tax Indemnities.................................................................48
               SECTION 7.02.  Refunds and Tax Benefits........................................................49
               SECTION 7.03.  Contests........................................................................50
               SECTION 7.04.  Preparation of Tax Returns......................................................52
               SECTION 7.05.  Cooperation and Exchange of Information.........................................52

               SECTION 7.06.  Conveyance Taxes................................................................53
               SECTION 7.07.  Section 338(h)(10) Election and Allocations.....................................53
               SECTION 7.08.  Miscellaneous...................................................................54


ARTICLE VIII   CONDITIONS TO CLOSING..........................................................................55
               SECTION 8.01.  Conditions to Obligations of the Seller.........................................55
               SECTION 8.02.  Conditions to Obligations of the Purchaser......................................55


ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER..............................................................57
               SECTION 9.01.  Termination.....................................................................57
               SECTION 9.02.  Effect of Termination...........................................................57
               SECTION 9.03.  Waiver..........................................................................57
               SECTION 9.04.  Payment of Expenses under Certain Circumstances.................................58


ARTICLE X      INDEMNIFICATION................................................................................58
               SECTION 10.01.  Indemnification by the Purchaser...............................................58
               SECTION 10.02.  Indemnification by the Seller..................................................60
               SECTION 10.03.  Notification of Claims.........................................................62
               SECTION 10.04.  Exclusive Remedies.............................................................63
               SECTION 10.05.  Certain Adjustments............................................................63


ARTICLE XI     GENERAL PROVISIONS.............................................................................64
               SECTION 11.01.  Survival.......................................................................64
               SECTION 11.02.  Expenses.......................................................................64
               SECTION 11.03.  Notices........................................................................64
               SECTION 11.04.  Public Announcements...........................................................66
               SECTION 11.05.  Headings.......................................................................66
               SECTION 11.06.  Severability...................................................................66
               SECTION 11.07.  Entire Agreement...............................................................66
               SECTION 11.08.  Assignment.....................................................................66
               SECTION 11.09.  No Third-Party Beneficiaries...................................................67
               SECTION 11.10.  Amendment......................................................................67
               SECTION 11.11.  Governing Law; Submission to Jurisdiction, Waivers.............................67
               SECTION 11.12.  Recovery of Litigation Expenses................................................68
               SECTION 11.13.  Counterparts...................................................................68
               SECTION 11.14.  No Presumption.................................................................68

EXHIBITS

Exhibit 1.01(a)         Form of Viacom Ancillary Agreement
Exhibit 1.01(b)         Form of Transfer Agreement
Exhibit 1.01(c)         Form of International Distribution Agreement

         STOCK PURCHASE AGREEMENT, dated as of June 29, 1999, between PEARSON EDUCATION, INC., a Delaware corporation (the "Seller"), and IDG BOOKS WORLDWIDE, INC., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the 100 (being 100% of the) issued and outstanding shares of the common stock (the "Shares") of Macmillan General Reference USA Inc., a Delaware corporation (the "Company"), all upon the terms and subject to the conditions set forth herein;

         WHEREAS, in order that the Purchaser may acquire the Business without also acquiring certain assets and liabilities that, prior to the Closing, have been elements of the Company's business, the Company immediately prior to the Closing will transfer such assets and liabilities to the Seller or an Affiliate thereof (the "Transfer") pursuant to the terms of the Transfer Agreement (as defined herein); and

         WHEREAS, in connection with the sale of the Shares, the Seller is willing to provide, or cause its Affiliates to provide, certain services to the Purchaser upon the terms and conditions specified herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Adjusted Assets" means, for the Business as of a particular date of determination, total assets minus accrued royalties payable (excluding for purposes of such calculation all (i) cash and cash equivalents (including deposits-in-transit), (ii) accounts receivable (including all applicable reserves and allowances for returns and bad debts) and accounts payable, in each case subject to the next succeeding sentence, (iii) property, plant and equipment, net, (iv) intangible assets and goodwill, net, (v) other non-current assets, net (except plant costs, net, which shall be included), (vi) bonus accruals (including annual performance and sales related bonuses, retention bonuses and change of control management bonuses), (vii) subject to the next succeeding sentence, long-term liabilities or any liabilities of any nature other than accrued royalties payable, (viii) liabilities for payroll costs, payroll taxes and employee benefits, (ix) tax assets and liabilities, and (x) intercompany receivables and payables with Seller and its other Affiliates), calculated pursuant to "year-end" procedures (including a physical inventory) as of the close of business on the date of determination using the same accounting policies, principles and methodologies for estimates used in preparing the 1998 Pro Forma Financial Statements and the Statement of Adjusted Assets set forth in
         Schedule 2.06(a) and using the Specified Accounting Policies. Notwithstanding anything in the immediately preceding sentence to the contrary, "Adjusted Assets" shall include: (i) net accounts receivable and accrued liabilities and deferred revenues attributable to the production and sale of the Company's "Chek Chart" products and (ii) net subrights receivables and subrights suspense accrual.

                  "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

                  "Agreement" means this Agreement, including the Disclosure Schedule, the other Schedules and the Exhibits and all amendments hereto made in accordance with Section 11.10.

                  "Ahsuog" means Ahsuog Inc., a California corporation and an Affiliate of the Seller.

                  "Ancillary Agreements" means the Viacom Ancillary Agreement, the Transfer Agreement and the International Distribution Agreement.

                  "Assets" means the assets and properties of every type and description that are owned, leased or licensed by the Company and used primarily in connection with the Business (including the Imprints, the Owned Intellectual Property, the Licensed Intellectual Property, the Works, ISBN prefixes used solely in connection with the Works and all rights under the Material Contracts).

                  "Base Price" means $83 million.

                  "Budgeted Gross Sales Amount" means the budgeted gross sales for the Business during the period from and including the first day of the Company's fiscal year 1999 through and including the last day of the Company's fiscal month which immediately precedes the fiscal month in which the Closing occurs, all as set forth in Schedule 2.06(e).

                  "Business" means the general reference publishing business conducted on the date hereof by the Company, including all of the Works, but specifically excluding (a) the business of publishing the Elements Titles and the titles published under the imprints, series, colophons or brands The Complete Idiot's Guides and The Lazy Way and (b) the library reference publishing business.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

                  "Closing Adjusted Assets" means the Adjusted Assets as of the effective time of the Closing, as set forth in the Final AA Statement.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Contract" means any agreement, lease, license or sublicense, evidence of indebtedness, mortgage, indenture, security agreement, deed of trust or other contract, commitment or obligation.

                  "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term "Controlled" shall have a correlative meaning.

                  "Disclosure Schedule" means the Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof.

                  "Elements Titles" means each of The Elements of Style, The Elements of Writing and The Elements of Grammar and all derivative and related works.

                  "Environmental Law" means any currently effective Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq., as amended), the Toxic Substance Act (15 U.S.C. Section 2601 et seq., as amended), the Clean Water Act (33 U.S.C. Section 466 et seq., as amended), and the Clean Air Act (42 U.S.C. Section 7401 et seq., as amended).

                  "Environmental Liability" means any claim or demand, order, suit, obligation, Action, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), Loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any Environmental Law or any environmental matter or condition and related in any way to the Company, the Assets, the Business or this Agreement or its subject matter.

                  "Environmental Permit" means any permit, approval, identification number, License or other authorization required under or issued pursuant to any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Final AA Statement" means the determination of the Closing Adjusted Assets that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.06.

                  "Final Gross Sales Statement" means the determination of Prior Month-End Gross Sales that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.06.

                  "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or court, tribunal or judicial or arbitral body or any private arbitrator.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Material" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Imprints" means the imprints, series, colophons and brands owned by or licensed to the Company and used in the Business, including Frommer's, Places Rated, Monarch Notes, Howell Book House, J.K. Lasser's, ARCO, Burpee, Webster's New World, Weight Watchers, Unofficial Guides (including those published under the "Alpha Reference" series), Betty Crocker's, Cassell's, Harraps, Macmillan, Macmillan USA, The Essential Guides, Audel, America on Wheels, Spectrum and Chek Chart, but excluding

         Alpha Reference, Teach Yourself in 24 Hours, The Complete Idiot's Guide, The Lazy Way and the Elements Titles.

                  "Independent Accounting Firm" means (a) an independent certified public accounting firm in the United States of international recognition mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third firm, unaffiliated with either Seller or Purchaser, in which event "Independent Accounting Firm" shall mean such third firm.

                  "Intellectual Property" means United States, international, and foreign (a) patents, patent applications and statutory invention registrations, including reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all inventions, all rights provided by international treaties or conventions with respect to the foregoing, and all improvements thereto, (b) trademarks, service marks, trade dress, logos, proprietary icons, trade names, corporate names, internet domain names and other source identifiers (whether or not registered) including all common law rights therein, and registrations and applications for registration therefor, all rights provided by international treaties or conventions with respect to the foregoing, and all reissuances, extensions and renewals of any of the foregoing and all goodwill associated therewith (collectively, "Trademarks"), (c) copyrightable works, copyrights (whether or not registered), and registrations and applications for registration therefor, and all rights provided by international treaties or conventions with respect to the foregoing (collectively, "Copyrights"), (d) confidential and proprietary information, including trade secrets, technology, know-how, formulae and customer and supplier lists, (e) computer software (including source codes, data and related documentation) and (f) all other proprietary rights.

                  "Interest Rate" means an interest rate per annum equal to the average of the rate per annum publicly announced by Citibank, N.A. or any successor thereto in New York, New York from time to time as its "base" rate, on each day during the period for which interest is to be paid.

                  "International Distribution Agreement" means the International Distribution Agreement to be entered into on the Closing Date by the Company, on the one hand, and the Seller or an Affiliate thereof, on the other hand, in substantially the form of Exhibit 1.01(c), as the same may be amended, supplemented or otherwise modified from time to time.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge of the Seller" or "Seller's Knowledge" or words of similar import means the actual knowledge of any of the following
         Persons: Robert Dancy, Traci Dolan,

         Philip Hoffman, Peter Jovanovich, Walter Kazmierczak, John LaVacca, Gordon Macomber, William Oldsey and Lloyd Short (and, in the case of Sections 3.12(b), (c) and (f) only, Marie Butler-Knight, Jennifer Feldman, Peter Monte, Katherine Nebenhaus and Michael Spring), in each case without specific investigation or inquiry by such Person.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

                  "Leased Real Property" means any real property leased or subleased by the Company.

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or any conditional sales Contract, title retention Contract or other Contract to create any of the foregoing (it being understood that a Contract which permits a purchaser to return items purchased thereunder shall not be deemed to constitute a Lien solely by virtue thereof).

                  "Manuscripts" means manuscripts or manuscripts in progress created or to be created in connection with the Works, including all computer files, notes, plates, film, negatives, bluelines, art boards, laser generated proofs, treatments and illustrations relating thereto.

                  "Material Adverse Effect" means any event, change, occurrence or development that has had or is reasonably expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Business; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the publishing industry generally or the particular segment in which the Business operates in any country in which the Business operates or (ii) the United States economy generally or the economy generally of any other country in which the Business operates or (b) the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

                  "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other Liens imposed by Law for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business of the Business consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; and (d) Liens not created by the Seller or the Company which affect the underlying fee interest of any Leased Real Property.

                  "Person" means any natural person, general or limited partnership, trust, corporation, limited liability company, firm, association, Governmental Authority or other legal entity.

                  "Prior Month-End Gross Sales" means the aggregate gross sales of the Business during the period from and including the first day of the Company's fiscal year 1999 through and including the last day of the Company's fiscal month which immediately precedes the fiscal month in which the Closing Date occurs, calculated using the same accounting policies, principles and methodologies used in preparing the Budgeted Gross Sales Amount set forth in Schedule 2.06(e) and using the Specified Accounting Policies.

                  "Purchase Price" means the Base Price, as such amount may be adjusted pursuant to Sections 2.06(d) and (e).

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Site" means any of the real properties currently owned or leased by the Company, including all soil, subsoil, surface waters and groundwater thereat.

                  "Specified Accounting Policies" means the specified accounting policies referred to in Schedule 2.06(a), which are more fully described in the Notes to the 1998 Pro Forma Financial Statements included in Section 3.06 of the Disclosure Schedule.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

                  "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  "Transfer Agreement" means the Transfer Agreement to be entered into on the Closing Date by the Company, on the one hand, and the Seller or an Affiliate thereof, on the other hand, in substantially the form of Exhibit 1.01(b), as the same may be amended, supplemented or otherwise modified from time to time after the Closing in accordance with the provisions thereof.

                  "URLs" means all internet domain names that are used primarily in connection with the Business and that are owned or otherwise used by the Company, including: frommers.com, chekchart.com, arcotestprep.com, jklasser.com, lovejoys.com, newmonarchnotes.com, mgr.com. and webstersnewworld.com.

                  "Viacom" means Viacom International Inc., a Delaware corporation.

                  "Viacom Ancillary Agreement" means the Assignment and Assumption Agreement with respect to the Trademark License Agreement, dated as of November 27, 1998, among Simon & Schuster, Inc., Viacom and Pearson Inc., to be entered into by the Purchaser and Pearson Inc. on the Closing Date in substantially the form of Exhibit 1.01(a), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

                  "Viacom Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of May 17, 1998 as amended by Amendment No. 1 thereto, dated as of November 25, 1998, among Viacom, Pearson Inc., a Delaware corporation, and Pearson plc, a corporation organized under the laws of the United Kingdom.

                  "Works" means all of the literary works and related products published by the Company as part of the Business under the Imprints, under Contracts or otherwise, including original and revised editions, frontlist and backlist titles, and any and all existing Works and Works in progress, and regardless of whether such Works are stored or published in print, electronic (including online) software or other media.

         SECTION 1.2. Other Defined Terms. The following terms have the respective meanings defined for such terms in the Sections set forth below:

         Term                                                  Section
         ----                                                  -------
         Adjustment Allocation                                 7.07(b)
         Advance Amount                                        2.06(d)
         Affiliated Group                                      3.14(a)
         Bonus Plan                                            6.01
         Business Employees                                    3.13(a)
         Closing                                               2.03
         Closing Date                                          2.03
         COBRA                                                 6.02(c)
         Company                                               Recitals
         Competing Business                                    5.07(d)
         Copyright Office                                      5.09(c)
         Copyrights                                            1.01 (definition of
                                                               "Intellectual Property")
         Confidentiality Agreement                             5.03(a)
         Contest                                               7.03(b)
         Election Allocations                                  7.07(b)
         Elections                                             7.07(a)
         ERISA Affiliate                                       3.13(a)
         Financing                                             4.06(a)
         Former Business Employees                             3.13(a)
         Forms                                                 7.07(a)
         GAAP                                                  3.06
         Indemnified Party                                     10.03(a)
         Indemnifying Party                                    10.03(a)
         Initial AA Statement                                  2.06(a)
         Initial Gross Sales Statement                         2.06(a)
         Licensed Intellectual Property                        3.12(a)
         Losses                                                10.01(a)
         Macmillan Limited Agreement                           5.11
         MADSP                                                 7.07(b)
         Material Contracts                                    3.16(a)
         1998 Pro Forma Financial Statements                   3.06
         Non-Compete Lines                                     5.07(b)
         Notice of Disagreement                                2.06(b)
         Owned Intellectual Property                           3.12(a)
         Pearson ERISA Plans                                   3.13(a)
         Pearson Plans                                         3.13(a)
         Post-Closing Date Tax Benefit                         7.02(b)
         Pre-Closing Period                                    7.01(d)
         Products                                              5.07(b)
         Purchaser                                             Preamble
         Purchaser Indemnified Parties                         10.02(a)
         Real Property Leases                                  3.18(b)
         Recipients                                            5.03(b)

         Reimbursable Amount                                 5.05(d)
         Reimbursable Amounts Maximum                        5.05(d)
         Returns Maximum                                     5.05(c)
         Sales Difference                                    2.06(e)
         Seller                                              Preamble
         Seller Indemnified Parties                          10.01(a)
         Seller Refunds                                      7.02(e)
         Shares                                              Recitals
         Straddle Period                                     6.01(c)
         Trademark License Agreement                         5.11
         Trademarks                                          1.01 (definition of
                                                             "Intellectual Property")
         Transfer                                            Recitals
         Year 2000 Problem                                   3.12(g)

         SECTION 1.3. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified.


                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 1.4. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause Ahsuog to) sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller (or Ahsuog), all of the Seller's (or Ahsuog's) right, title and interest in and to the Shares.

         SECTION 1.5. Purchase Price; Allocation of Purchase Price.

         (1) The Purchaser shall pay the Base Price in cash to the Seller (or its designee) at the Closing, as provided in Section 2.05(a). The Base Price shall be subject to adjustment after the Closing as set forth in Section 2.06.

         (2) Subject to any allocation pursuant to Section 7.07, all of the Purchase Price shall be allocated to the Shares. The Seller and the Purchaser shall report the federal, state, local and foreign Tax consequences of the transaction contemplated by this Agreement in a manner consistent with such allocation. The Seller and the Purchaser further covenant and agree not to take a position with respect to Taxes that is inconsistent with such allocation on any Tax Return or otherwise, except as may be required by Law; provided, however, that if any Tax authority makes or proposes an allocation with respect to the Purchase Price which differs materially from such allocation, each of the Purchaser and the Seller shall have the right, at its election and expense, to contest such Tax authority's determination. In the event of such a contest, the other party agrees to cooperate reasonably with the contesting party, consistent with the provisions of Article VII. Each party shall provide the other party with all notices and information reports filed with Tax authorities and agencies with respect to the allocation of the Purchase Price.

         SECTION 1.6. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on the first to occur of August 2, 1999, August 30, 1999, September 27, 1999 and November 1, 1999 following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Sections 8.01 and 8.02, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon (the day on which the Closing takes place (regardless of when the Closing is deemed effective) being the "Closing Date"). The Closing shall be deemed effective as of the close of business on the Closing Date or, if the Closing Date is the first Business Day of the Company's fiscal month, as of the close of business on the last day of the immediately preceding fiscal month. The parties agree to use their best efforts to cause the Closing Date to be August 2, 1999.

         SECTION 1.7. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (1) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

         (2) a receipt for the Base Price;

         (3) executed copies of the Ancillary Agreements required to be delivered by the Seller pursuant to Section 8.02(h);

         (4) a duly completed and executed certification of non-foreign status pursuant to Section 1445(b)(2) of the Code;

         (5) resignations of each director and officer of the Company; and

         (6) all certificates and other documents required to be delivered on the Closing Date pursuant to Section 8.02.

         SECTION 1.8. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

         (1) the Base Price by wire transfer in immediately available funds, to an account or accounts designated at least one Business Day prior to the Closing Date by the Seller in a written notice to the Purchaser;

         (2) any required stock transfer tax stamps;

         (3) executed copies of the Ancillary Agreements required to be delivered by the Purchaser pursuant to Section 8.01(f); and

         (4) all certificates and other documents required to be delivered on the Closing Date pursuant to Section 8.01.

         SECTION 1.9. Purchase Price Adjustments.

         (1) As promptly as practicable, but no later than 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller (i) a statement of Adjusted Assets (including the related notes and schedules thereto) as of the effective time of the Closing, which shall set forth the Purchaser's determination of the Closing Adjusted Assets and shall set forth in detail the amounts underlying such calculation in the same format and detail as in Schedule 2.06(a) (the "Initial AA Statement") and (ii) a statement (including the related notes and schedules thereto) which shall set forth the Purchaser's determination of the Prior Month-End Gross Sales and shall set forth in detail the amounts underlying such calculation (the "Initial Gross Sales Statement"). The Purchaser shall certify to the Seller at the time of delivery of the Initial AA Statement and the Initial Gross Sales Statement that (x) the Initial AA Statement (including the computation of Closing Adjusted Assets set forth therein) was prepared using the same accounting policies, principles, methodologies and estimates used in preparing the 1998 Pro Forma Financial Statements and the Statement of Adjusted Assets as of December 31, 1998 as set forth in Schedule 2.06(a) and using the Specified Accounting Policies and (y) the Initial Gross Sales Statement was prepared using the same accounting policies, principles and methodologies used in preparing the Budgeted Gross Sales Amount set forth in
Schedule 2.06(e) and using the Specified Accounting Policies. At all times during the 45 Business Days immediately following the Seller's receipt of the Initial AA Statement and the Initial Gross Sales Statement, the Seller and its representatives will be permitted reasonable access during normal business hours to review at the Company's offices the work papers (including work papers of the Purchaser's or the Company's accountants and other advisors) relating to the Initial AA Statement or the Initial Gross Sales Statement, as well as all of the books and records relating to the operations and finances of the Business with respect to the period up to and including the

Closing Date, and the Purchaser shall make available its and the Company's employees and accountants responsible for the preparation of the Initial AA Statement or the Initial Gross Sales Statement in order to respond to the inquiries of the Seller related thereto; provided, however, that any such review shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.

         (2) The Seller shall notify the Purchaser in writing (the "Notice of Disagreement") within 45 Business Days after receiving the Initial AA Statement and the Initial Gross Sales Statement if the Seller disagrees with the Purchaser's calculation of either the Closing Adjusted Assets or Prior Month-End Gross Sales, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and the Seller's good faith estimate of the Closing Adjusted Assets or Prior Month-End Gross Sales, as the case may be. If the Seller does not deliver a Notice of Disagreement with respect to the Initial AA Statement or the Initial Gross Sales Statement to the Purchaser within such 45 Business Day period, then the Initial AA Statement or the Initial Gross Sales Statement (as applicable) shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties and shall be the Final AA Statement or the Final Gross Sales Statement (as applicable).

         (3) During the 30 Business Days immediately following the delivery of a Notice of Disagreement with respect to the Initial AA Statement or the Initial Gross Sales Statement, the Seller and the Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. If the Seller and the Purchaser resolve all such differences during such 30 Business Day period, then the Initial AA Statement or the Initial Gross Sales Statement (as applicable), as modified by the Seller and the Purchaser's agreement, shall be the Final AA Statement or the Final Gross Sales Statement (as applicable). If at the end of such 30 Business Day period the Seller and the Purchaser have been unable to agree upon a Final AA Statement or a Final Gross Sales Statement (as applicable), then the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the relevant Notice of Disagreement. The Purchaser and the Seller shall cause the Independent Accounting Firm to use commercially practicable efforts to make a final determination (which determination shall be binding on the parties hereto) of the Closing Adjusted Assets or Prior Month-End Gross Sales (as applicable) within 30 Business Days from such submission, and such final determination shall be the Final AA Statement or Final Gross Sales Statement (as applicable). The cost of the Independent Accounting Firm's review and determination shall be paid by the party that has determined an amount of Closing Adjusted Assets or Prior Month-End Gross Sales (as set forth in the Initial AA Statement or Initial Gross Sales Statement or in the Notice of Disagreement, as applicable), that is the greatest amount different from the Closing Adjusted Assets or Prior Month-End Gross Sales (as applicable) on the Final AA Statement or Final Gross Sales Statement (as applicable). During the 30 Business Day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

         (4) Within three Business Days after the Closing Date, the Seller shall pay to the Purchaser an amount equal to $2,500,000 (the "Advance Amount"), representing an advance against the Seller's potential obligations under the next succeeding sentence. If (i) the sum of (x) the Closing Adjusted Assets (as set forth in the Final AA Statement) plus (y) the Advance Amount is less than $25,877,000, then the Seller shall pay to the Purchaser an amount equal to such difference; or (ii) the sum of (x) the Closing Adjusted Assets (as set forth in the Final AA Statement) plus (y) the Advance Amount exceeds $25,877,000, then the Purchaser shall pay to the Seller an amount equal to such excess; in either case within five Business Days after the Final AA Statement becomes final and binding on the parties hereto and, in either case, together with interest on the amount of such difference or excess from the Closing Date until the date of payment at the Interest Rate. If the sum of (x) the Closing Adjusted Assets (as set forth in the Final AA Statement) plus (y) the Advance Amount is equal to $25,877,000, then neither the Purchaser nor the Seller shall owe any amount to the other party pursuant to this Section 2.06(d).

         (5) If the Prior Month-End Gross Sales (as set forth in the Final Gross Sales Statement) are less than 80% of the Budgeted Gross Sales Amount (such difference, the "Sales Difference"), then the Seller shall pay to the Purchaser an amount equal to the product of (i) 0.85 multiplied by (ii) the Sales Difference, such amount to be paid by the Seller to the Purchaser within five Business Days after the Final Gross Sales Statement becomes final and binding on the parties hereto.

         (6) The Purchaser agrees that following the Closing through the date on which payment if any, is made by either party pursuant to Section 2.06(d) or (e) (as applicable) or, if the Final AA Statement or the Final Gross Sales Statement indicates that no such payment is required, then through the date on which the Final AA Statement or the Final Gross Sales Statement (as applicable) becomes effective, the Purchaser will not take any actions that would make it impossible or impracticable to calculate the Closing Adjusted Assets or Prior Month-End Gross Sales in the manner and utilizing the methods required hereby. The Purchaser further agrees that following the Closing through the date on which payment, if any, is made pursuant to Section 2.06(b) of the Viacom Stock Purchase Agreement (notice of which the Seller shall provide to the Purchaser), the Purchaser will not take any actions that would make it impossible or impracticable to calculate the Closing Net Assets (as such term is defined in the Viacom Stock Purchase Agreement) in the manner and utilizing the methods required by the Viacom Stock Purchase Agreement.

         SECTION 1.10. Payments and Computations. Each party shall make each payment due to the other party hereunder on the day when due in U.S. dollars by wire transfer in immediately available funds. All computations of interest hereunder shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser that, as of the date hereof (after giving effect to the Transfer as if the Transfer occurred on or prior to the date hereof):

         SECTION 1.11. Incorporation and Authority of the Seller and its Affiliates.

         (1) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which the Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and upon execution the Ancillary Agreements to which the Seller is a party will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon execution the Ancillary Agreements to which the Seller is a party will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

         (2) Each Affiliate of the Seller that is a party to one or more Ancillary Agreements is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has or prior to Closing will have all necessary corporate power and authority to enter into the Ancillary Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each such Affiliate of the Ancillary Agreements to which it is a party, the performance by such Affiliate of its obligations thereunder and the consummation by such Affiliate of the transactions contemplated thereby have been, or prior to Closing will have been, duly authorized by all requisite corporate action on the part of such Affiliate. Upon execution, each Ancillary Agreement will be duly executed and delivered by each Affiliate of the Seller that is a party thereto, and (assuming due authorization, execution and delivery by each party thereto that is not the Seller or an Affiliate of the Seller) will constitute the legal, valid and binding obligation of each such Affiliate that is a party thereto, enforceable against each such Affiliate in accordance with its terms.

         SECTION 1.12. Incorporation and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to conduct the Business as currently conducted and to own, operate or lease the Assets. Except as set forth in Section 3.02 of the Disclosure Schedule, the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Assets or the nature of its activities in connection with the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 1.13. Capital Stock of the Company. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no subscriptions, pre-emptive rights, options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell or to purchase or redeem any of its shares of capital stock. Ahsuog owns the Shares, beneficially and of record, free and clear of all Liens except for any Liens arising out of, under or in connection with this Agreement or created by or through the Purchaser or any of its Affiliates. There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the Shares. The Shares were issued in compliance with all applicable federal and state securities laws. The Company has no direct or indirect Subsidiaries, whether or not consolidated, and no direct or indirect equity interests in any other Person.

         SECTION 1.14. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, and except as may result from any facts or circumstances relating to the Purchaser or its Affiliates or as described in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller and its Affiliates party thereto do not and will not (a) violate or conflict with its or the Company's Certificate of Incorporation, other constitutive documents or by-laws, (b) conflict with or violate any Law or Governmental Order applicable to it or the Company or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien on any Shares or on any of the Assets pursuant to, any Contract, License or other instrument to which it or the Company is a party or by which any of the Shares or the Assets are bound or affected, except (i) for Liens created by or through the Purchaser or any of its Affiliates or (ii) for breaches, defaults, rights of termination, amendment, acceleration or cancellation, additional rights or entitlement to payments, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 1.15. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Seller and its Affiliates party thereto do not, and the performance of this Agreement and the Ancillary Agreements by each of the Seller and its Affiliates party thereto will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in
Section 3.05 of the Disclosure Schedule, (b) the notifications required by the HSR Act and applicable filings under foreign antitrust and competition Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates.

         SECTION 1.16. Financial Information. Subject to the exceptions set forth in the Notes thereto, Section 3.06 of the Disclosure Schedule accurately sets forth in all material respects, in accordance with the Specified Accounting Policies, the unaudited pro forma balance sheet of the Business as of December 31, 1998, and the unaudited pro forma statement of operations of the Business for the year then ended, together with the unaudited notes to such pro forma statements (collectively, the "1998 Pro Forma Financial Statements"). The 1998 Pro Forma Financial Statements have been prepared on the basis of presentation and using the Specified Accounting Policies described in the Notes thereto. The 1998 Pro Forma Financial Statements were prepared based upon the information contained in the Company's books and records. The 1998 Pro Forma Financial Statements (i) do not purport to present the financial position or results of operations of the Business as a stand-alone entity in accordance with generally accepted accounting principles ("GAAP") and (ii) are not a complete set of financial statements under GAAP. The Purchaser acknowledges that the 1998 Pro Forma Financial Statements do not reflect the financial position or results of operations of the Business that would have occurred if the Business were a separate, stand-alone business during the period presented.

         SECTION 1.17. Absence of Certain Changes or Events. During the period commencing on December 31, 1998 and ending on the date hereof, except (i) as disclosed in the 1998 Pro Forma Financial Statements or in Section 3.06 or 3.07 of the Disclosure Schedule, (ii) for transfers of assets not constituting Assets and for entering into Contracts to specify operating procedures and/or trade practices among the Company and the Seller and certain affiliated entities, or
(iii) as contemplated by this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice and there has not occurred a Material Adverse Effect. In addition, except as set forth in
Section 3.07 of the Disclosure Schedule, during the period commencing on December 31, 1998 and ending on the date hereof, the Company has not taken any action referred to in Section 5.01(b) (other than any action referred to in clause (ii) of Section 5.01(b) taken in the ordinary course of business).

         SECTION 1.18. Absence of Litigation. Except as set forth in Section
3.08 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Seller, threatened against the Seller or the Company, or to which any of the Shares or Assets are subject, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 1.19. Compliance with Laws. Neither the Seller nor the Company is in violation of any Laws or Governmental Orders applicable to the Business, the Shares or any Asset, or by which any of them is bound, except (a) as set forth in Section 3.09 of the Disclosure Schedule or (b) for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 1.20. Governmental Licenses and Permits. The Company holds all Licenses necessary for the operation of the Business as currently operated by the Company, and all of such Licenses are in full force and effect in all material respects and the Company is in compliance with the terms of such Licenses, except in each case (a) as set forth in Section 3.10 of the Disclosure Schedule or (b) for such failures to be in full force and effect and violations, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 1.21. The Assets.

         (1) Except (i) as set forth in Section 3.11(a) of the Disclosure Schedule, and (ii) for certain assets and services currently made available to the Company by entities that as of the date hereof are Affiliates of the Company, the Assets, taken together with the assets, services and facilities to be provided pursuant to the Ancillary Agreements, will, as of the Closing Date, constitute all of the assets (other than people resources) material to the conduct of the Business as conducted on the date of this Agreement.

         (2) The Assets include, without limitation, (i) all furniture, fixtures, computers, software, office equipment, books and records, files, customer lists, subscription lists, mailing lists, computer and all other data storage files and other items of personal property primarily used in the Business, and all data relating to the Business maintained on the local area networks and desktop computers primarily used in the Business (which data is not or will not be on the Closing Date commingled with data relating to other businesses of the Seller and its Affiliates, including Macmillan Library Reference USA Inc.) and (ii) all Manuscripts.

         (3) Except for (i) Permitted Liens and (ii) Liens created by or through the Purchaser or any of its Affiliates, the Assets are owned, licensed or leased by the Company, free and clear of all Liens.

         SECTION 1.22. Intellectual Property.

         (1) The Company owns or has the right to use (or as of the Closing Date will own or have the right to use), in each case as and to the extent currently used in the Business, all Intellectual Property that is material to the operation of the Business as currently operated by the

Company, including the (i) material Copyrights (including Copyrights in and to the Works, the Imprints, the Manuscripts, the Company's internet websites that have as their domain names, or are otherwise accessed by, the URLs, promotional and marketing materials, catalogs and brochures, graphic design materials, characters, cartoons and other copyrightable works as used in the Business),
(ii) material domain name registrations for the URLs, and (iii) Trademarks and all rights therein listed on Section 3.12(a) of the Disclosure Schedule (as applicable, "Owned Intellectual Property" or "Licensed Intellectual Property"). With respect to any and all copyrightable material contained in the Works which is not owned by the Company, the Company either (i) is the licensee (under a valid license) of all rights necessary to publish such copyrightable material in the Works in the manner in which they are published on the date hereof, or (ii) possesses all necessary consents and permissions from the respective copyright owners for the publication, sale, distribution and other exploitation of such copyrightable material as used in the Business, except in each case for such invalidities which would not, and such consents and permissions which if not possessed would not, individually or in the aggregate, have a Material Adverse Effect. The Owned Intellectual Property and the Licensed Intellectual Property collectively constitute all of the Intellectual Property material to the continued operation of the Business, as conducted by the Company on the date hereof. The Owned Intellectual Property and the Licensed Intellectual Property are not subject to any Liens, other than Permitted Liens.

         (2) To the Knowledge of the Seller, (i) the Owned Intellectual Property and the Licensed Intellectual Property, and the use thereof in the operation of the Business as conducted by the Company on the date hereof, do not infringe any Copyright, Trademark or other Intellectual Property right of any Person, and
(ii) except as disclosed on Section 3.12(b) of the Disclosure Schedule, no claim, written or oral, has been asserted which threatens that the use of such Owned Intellectual Property or Licensed Intellectual Property in a manner consistent with past practice does or may infringe upon the Intellectual Property rights of any Person.

         (3) Except as set forth in Section 3.12(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Person is engaging in any activity that infringes in any material respect upon the Owned Intellectual Property or the Company's rights in or to any Licensed Intellectual Property. Except as set forth in Section 3.12(c) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or of the Material Contracts pertaining to the Company's right to use the Licensed Intellectual Property.

         (4) Neither the Company nor any of its Affiliates is in breach of, or default under, any term of any Contract relating to the Licensed Intellectual Property, and, to Seller's Knowledge, no other party to any such Contract is in breach thereof or default thereunder, except in each case for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

         (5) Except as disclosed in Section 3.12(e) of the Disclosure Schedule, with respect to registrations and applications relating to any Owned Intellectual Property that have been filed with or recorded by any Governmental Authority (including patent, Trademark, Copyright and other registrations and applications), all of such registrations and applications are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as applicable, for the purpose of maintaining the registrations or applications for registration of such Owned Intellectual Property, except for such failures to pay such fees or make such filings as would not, individually or in the aggregate, have a Material Adverse Effect.

         (6) To the Knowledge of the Seller, the Works do not contain defamatory or unlawful statements, or statements that violate any Person's privacy, publicity or similar right. To the Knowledge of the Seller, the Company uses commercially reasonable efforts consistent with industry practice to attempt to make the factual statements and data contained in the Works true and accurate in all material respects.

         (7) The Seller has (i) initiated a review and assessment of the business operations of the Company (including those areas affected by suppliers and vendors) that could reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company (or its suppliers and vendors) in connection with the Business may be unable to recognize, or perform properly date-sensitive functions involving, certain dates prior to and any date on or after December 31, 1999), (ii) developed a plan and timeline reasonably intended to address the Year 2000 Problem, and (iii) to date, implemented such plan substantially in accordance with the timetable set forth in Section 3.12(g) of the Disclosure Schedule, except in any such case as would not, individually or in the aggregate with other such cases, have a Material Adverse Effect.

         SECTION 1.23. Employee Benefits Matters.

         (1) Section 3.13(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance, pension, profit sharing, stock ownership, phantom stock, savings, dependent care, employee assistance, fringe benefit, medical, dental, post-retirement welfare, retention, vacation, disability, death benefit or other material benefit plans, programs or arrangements and all employment, termination, severance, change in control or other Contracts with respect to which the Seller, the Company or any of their Affiliates has any obligation and which are maintained, contributed to or sponsored by (or, in the case of Contracts, have been entered into by) the Seller, the Company or any entity that would be deemed a "single employer" with the Seller or the Company under Section 414 of the Code or Section 4001 of ERISA (each, an "ERISA Affiliate") with or for the benefit of (i) any current employee, officer or director of the Seller, the Company or any of their ERISA Affiliates who is employed in the Business (other than any such individual who is receiving long-term disability benefits from the Seller or any of its Affiliates on the Closing Date) (collectively, the "Business Employees") or (ii) any former employee, officer or director of the Seller, the Company, Viacom or any of their respective ERISA Affiliates who was previously employed in the Business (collectively, the "Former Business Employees") (collectively, the "Pearson Plans"). Except as disclosed in Section 3.13(a) of the Disclosure Schedule, each Pearson Plan is in writing and the Seller has previously made available to the Purchaser a true and complete copy of (i) each Pearson Plan (and any amendments thereto), (ii) the most recently received IRS determination letter for each Pearson Plan that is intended to be tax-qualified pursuant Section 401(a) of the Code, and (iii) summary plan descriptions for each Pearson Plan which is an employee benefit plan within the meaning of Section 3(3) of ERISA (the "Pearson ERISA Plans").

         (2) Except as otherwise disclosed in Section 3.13(b) of the Disclosure Schedule, none of the Pearson ERISA Plans (i) is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, for which the Seller or the Company could incur liability under Section 4063 or 4064 of ERISA, or
(ii) provides or promises to provide retiree medical or life insurance benefits.

         (3) Subject to such exceptions as would not, either individually or in the aggregate, have a Material Adverse Effect:

                  (1) All Pearson Plans are maintained and administered in all respects in accordance with their respective terms and are in all respects in compliance with applicable Law, including, without limitation, the provisions of ERISA and the Code.

                  (2) All contributions, insurance premiums, benefits and other payments required to be made to or under each Pearson Plan with respect to all periods prior to the Closing have been made or will be made prior to the Closing. With respect to each Pearson Plan, (A) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other governmental agency; (B) no Action (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened; and (C) to the Knowledge of Seller, no facts exist which could give rise to an Action (other than routine claims for benefits) which, if asserted, could result in a liability for the Company or the plan assets.

                  (3) With respect to each Pearson ERISA Plan that is intended to be tax-qualified under Section 401(a) of the Code, (A) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Pearson ERISA Plan has not been amended or operated in a manner which would adversely affect its qualified status, and no event has occurred which has caused or could reasonably be expected to cause the loss of such status; and (B) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code.

                  (4) The Company, the Seller and its ERISA Affiliates have complied in all respects with the provisions of Subtitle K, Chapter 100 of the Code, Section 4980B of the Code and Title I of ERISA with respect to each Pearson Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code, and no such group health plan is a noncomplying group health plan within the meaning of Section 5000(c) of the Code.

                  (5) Business Employees have been properly characterized as exempt or nonexempt under the Fair Labor Standards Act, and individuals engaged in the Business and characterized as independent contractors by the Company have been properly characterized as such.

         (4) The Company is not directly or indirectly liable, and no circumstances currently exist pursuant to which the Company would be jointly and severally liable, with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Seller or any ERISA Affiliate that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

         (5) Except as disclosed in Section 3.13(e) of the Disclosure Schedule, neither the Seller nor the Company is a party to any collective bargaining or other labor union Contract applicable to any Business Employees. As of the date hereof, there is, to the Knowledge of the Seller, no material labor strike, slowdown or work stoppage against the Seller or the Company pending or, to the Knowledge of the Seller, threatened in writing, which may interfere in any material respect with the business activities of the Business.

         (6) Except as provided under the agreements and arrangements disclosed in Section 6.04 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other service) (i) entitle any Business Employee or other Person to receive severance or other compensation from the Company which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or (ii) cause the acceleration of the time of payment or vesting of any award or entitlement to any Business Employee.

         (7) Schedule 3.13(g) sets forth a list of the Business Employees as of the date hereof, which list is true and correct in all material respects. (1)

         SECTION 1.24. Taxes. Except as set forth on Section 3.14 of the Disclosure Schedule:

         (1) All material Tax Returns required to be filed by or on behalf of the Company or any affiliated, consolidated, unitary or similar group of which the Company is or was a member ("Affiliated Group") have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns were true, complete and correct in all material respects.

         (2) All material Taxes (whether or not shown on such Tax Returns) payable by or on behalf of the Company either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been fully and timely paid.

         (3) Adequate reserves or accruals for Taxes have been provided in the books and records of the Company with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

         (4) The Company has not executed or filed with the IRS or any other Tax authority any Contract, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney of the Company with respect to any Tax matter is currently in force.

         (5) The Company has complied in all material respects with all applicable Laws relating to the payment of any withholding of Taxes and has duly and timely withheld from employees' salaries, wages and other compensation and has paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over for all periods under all such applicable Laws.

         (6) Purchaser has received complete copies of (A) all material federal, state, local and foreign income or franchise Tax Returns of the Company (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated Tax Returns relating to the Company) relating to the taxable periods since 1993 and (B) any audit report issued within the last three years relating to any material Taxes due from or with respect to the Company or its income, Assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on Section 3.14 of the Disclosure Schedule have been examined by the relevant Tax authority or the statute of limitations with respect to such Tax Returns has expired.

         (7) No claim has been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by the jurisdiction.

         (8) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Tax authority of the Tax Returns of or covering or including Seller or the Company have been fully paid, and there are no other audits or investigations by any Tax authority in progress with respect to any such Tax Returns, nor has the Seller or the Company received any notice from any Tax authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign Tax authority in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         (9) Neither the Company nor any other Person (including the Seller) on behalf of the Company has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law with respect to the Company, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed prior to the expiration of such extension.

         (10) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

         (11) The Company is not a party to any Tax sharing or similar Contract or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, other than this Agreement.

         (12) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other Tax authorities.

         (13) There are no Liens as a result of any unpaid Taxes (other than Taxes which are not yet due and payable) upon any of the Assets of the Company.

         (14) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

         SECTION 1.25. Environmental Matters. Except as disclosed in Section
3.15 of the Disclosure Schedule, to the Seller's Knowledge, the Company is in compliance with all applicable

Environmental Laws and has obtained and is in compliance with all applicable Environmental Permits. Except as disclosed in Section 3.15 of the Disclosure
Schedule: (i) there are no pending or, to the Seller's Knowledge, threatened Actions pursuant to or under Environmental Laws against the Seller or any of the Seller's Affiliates (relating to the Business) or against the Company; (ii) to the Seller's Knowledge, no releases of Hazardous Material at concentrations that would be reasonably likely to give rise to Environmental Liabilities have occurred at, from, in, to, on or under any Site; and (iii) to the Seller's Knowledge, there are no (A) underground storage tanks, active or abandoned, (B) polychlorinated biphenyl containing equipment or (C) friable asbestos containing material at any Site, except for those the presence of which could not reasonably be expected to result in the Company incurring Environmental Liabilities.

         SECTION 1.26. Material Contracts.

         (1) Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts being "Material Contracts"):

                  (1) each Contract for the purchase or lease of inventory, other materials or real or personal property with any supplier or for the furnishing of services (including printing services and fulfillment services and the development of electronic products) to the Business or the Company (A) under the terms of which the Company (I) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate over the remaining term of such Contract (excluding in the case of author contracts, for purposes of this clause (A), amounts payable as royalties other than as a guarantee or minimum), and (B) which cannot be canceled by the Company on 90 days' notice or less without penalty or further payment;

                  (2) each Contract for the sale or lease of inventory or other personal or real property or for the furnishing of services by the Company which: (A) (I) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the Contract, and (B) cannot be canceled by the Company on 90 days' notice or less without penalty or further payment;

                  (3) each Contract relating to indebtedness for borrowed money of the Company or mortgaging, pledging or granting or creating a Lien on any of its Assets, and each Contract evidencing any guaranty of the Company of payment or performance by any other Person;

                  (4) any Contract for capital expenditures or leasehold improvements involving expenditures of $50,000 individually (or $250,000 in the case of multiple contracts providing for a series of related capital expenditures or leasehold improvements);

                  (5) any Contract entered into with an Affiliate of the Company or the Seller or not made in the ordinary course of business of the Business;

                  (6) any joint venture Contract or similar Contract;

                  (7) all Contracts (including, for this purpose, Contracts of the Seller or any Affiliate thereof) that limit or purport to limit the ability (insofar as it relates to the Business) of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing Date; and

                  (8) each Contract (A) with authors and similar content providers, (B) with illustrators, graphic artists and voice talent, or
         (C) by which the Company licenses or sublicenses to or from others the use of any Intellectual Property, and each other Contract which is still in full force and effect and set forth on the Dataroom Index delivered on April 21, 1999 to the Purchaser in connection with the Purchaser's due diligence investigation, in each case (AA) under the terms of which the Company (I) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999 or (II) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such Contract (excluding, for purposes of this clause (AA), amounts payable as royalties other than as a guarantee or minimum) and
         (BB) which cannot be canceled by the Company on 90 days' notice or less without penalty or further payment.

         (2) Except as disclosed in Section 3.16(b) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Material Contract of the Company is valid and binding on the Company and, to the Knowledge of the Seller, each other party thereto, and is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company is not in breach of, or default under, any Material Contract and (ii) to the Knowledge of the Seller, no other party to any Material Contract is in breach of, or default under, such Material Contract. Except to the extent that any consents set forth in Section
3.04 or Section 3.05 of the Disclosure Schedule are not obtained or as otherwise contemplated by this Agreement, all of the Company's Material Contracts (other than those which are terminated or expire prior to the Closing) shall continue to be in full force and effect on the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement.

         SECTION 1.27. Brokers. Except for fees and commissions which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or its Affiliates.

         SECTION 1.28. Real Property.

         (1) The Company does not own any real property.

         (2) Section 3.18(b) of the Disclosure Schedule contains a list of all Leased Real Property. All leases and subleases with respect to such Leased Real Property (including all modifications, extensions or amendments thereto) (the "Real Property Leases") are subject to no Liens except Permitted Liens.

         (3) True and complete copies of the Real Property Leases have been made available to the Purchaser by the Seller. Subject to the terms of the respective Real Property Leases, the Company has a valid and subsisting leasehold or subleasehold estate in each Leased Real Property. The Real Property Leases are in full force and effect and neither the Company nor, to the Knowledge of the Seller, any other party to any Real Property Lease is in default thereunder. The Company has not sublet all or any portion of any Leased Real Property except as set forth on Section 3.18(c) of the Disclosure Schedule.

         SECTION 1.29. Undisclosed Liabilities. To the Seller's Knowledge, the Company has no material liabilities of any kind or nature, whether direct, accrued, absolute, contingent or otherwise, other than (a) those that are reflected or disclosed in the Disclosure Schedule or the 1998 Pro Forma Financial Statements, (b) those incurred in the ordinary course of business or as otherwise permitted under this Agreement after December 31, 1998 and (c) Assumed Liabilities (as defined in the Transfer Agreement) and liabilities which the Seller has expressly agreed hereunder to incur or assume.

         SECTION 1.30. Insurance. Section 3.20 of the Disclosure Schedule contains a summary (including the names of the insurers, the expiration dates thereof, a brief description and the basis, whether claims made or occurrence, of the interests insured thereby and any deductibles or self-insurance amounts associated with such interests) of all liability, property, workers' compensation, media perils, products liability and other insurance policies currently in effect that insure any of the Assets or the Business Employees or the Business or affect or relate to the ownership, use or operation of any of the Assets and that have been issued to the Seller, the Company or any of their Affiliates. Each policy listed in Section 3.20 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and none of the Seller, the Company or any of their Affiliates has received any notice or reduction, cancellation or termination in respect of any such policy or is in default thereunder.

         SECTION 1.31. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         SECTION 1.32. Related-Party Transactions. Except as set forth in
Section 3.22 of the Disclosure Schedule, neither the Seller nor any Affiliate of the Seller is currently a party to any material transaction or Contract with the Company or a party to any material transaction or Contract with another Affiliate of the Seller (other than the Company) relating to the Business.

         SECTION 1.33. EXCLUSIVITY OF REPRESENTATIONS.

         THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). THE PARTIES HERETO AGREE THAT NO INVESTIGATION BY OR ON BEHALF OF THE PURCHASER INTO THE BUSINESS AND THE COMPANY PRIOR TO THE CLOSING SHALL DIMINISH IN ANY WAY THE EFFECT OF ANY REPRESENTATIONS OR WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT OR SHALL RELIEVE THE SELLER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         SECTION 1.34. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution such Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller or its Affiliates) this Agreement constitutes, and upon their execution such Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

         SECTION 1.35. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Schedule 4.03 have been obtained, and except as may result from any facts or circumstances related to the Seller or any of its Affiliates or as described in Schedule 4.02, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not (a) violate or conflict with the certificate of incorporation, other constitutive documents or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien on any of the material assets of the Purchaser pursuant to, any Contract, License or other instrument to which the Purchaser or any of its Affiliates is a party or by which any of their respective assets is bound or affected, except as would not materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

         SECTION 1.36. Consents and Approvals. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not, and the performance of this Agreement and each such Ancillary Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notifications required by the HSR Act and applicable filings under foreign antitrust and competition laws, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement and the Ancillary Agreements and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates.

         SECTION 1.37. Absence of Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

         SECTION 1.38. Securities Matters. The Purchaser understands that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The Shares are being acquired by the Purchaser for its own account and without a view to the public distribution of the Shares or any interest therein. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In evaluating the suitability of an investment in the Shares, the Purchaser has relied solely upon the representations, warranties, covenants and agreements made by the Seller herein and the Purchaser has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller. The Purchaser understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act.

         SECTION 1.39. Financial Ability.

         (1) At the Closing, the Purchaser will obtain cash under its then-existing credit facilities in an amount sufficient to enable it to consummate the transactions contemplated by this Agreement, and as of the date hereof, the Purchaser has obtained a firm and binding commitment for such credit facilities. The Purchaser has provided a true and correct copy of such commitment to the Seller. The financing required by the Purchaser to consummate the transactions contemplated by this Agreement is collectively referred to herein as the "Financing". The conditions to the Financing will each be satisfied and the Financing will be available on a timely basis for the transactions contemplated by this Agreement.

         (2) The Purchaser has a net worth that is greater than $50 million.

         SECTION 1.40. Brokers. Except for fees and commissions which will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 1.41. Conduct of Business Prior to the Closing.

         (1) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth in this Agreement, the Transfer Agreement or Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller and the Company will (i) conduct the Business only in the ordinary course, and (ii) use commercially reasonable efforts to maintain, preserve and protect the Assets and the Business, including preserving the goodwill of the Business, and to keep available to the Company the services of the key employees of the Business (except for retirements in the ordinary course and except for individuals who are used in the Business and also in other business units operated by Seller or any of its Affiliates, including the individuals identified in Section 5.01(a) of the Disclosure Schedule); provided, however, that neither the Seller nor the Company shall be required to increase the compensation of, or provide any other retention incentive to, any such key employee beyond that currently provided.

         (2) Except as expressly provided in this Agreement, the Transfer Agreement or Section 5.01(b) of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will not permit the Company to do any of the following in connection with the Business without the prior written consent of the Purchaser:

                  (1) except in the ordinary course of business, grant any Lien (other than a Permitted Lien) on any Asset (whether tangible or intangible);

                  (2) establish or increase benefits under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation or benefits payable to or to become payable to any Business Employees by the Seller or the Company, except, in any case described above, (A) for the establishment of any such benefits in the ordinary course of business for newly-hired employees, (B) as may be necessary to preserve the services of key employees, after due consultation with the Purchaser, or (C) as may be required by Law, by applicable employment agreement or collective bargaining agreement or by the terms of any Pearson Plan;

                  (3) except (A) in the case of newly-hired key employees, after due consultation with the Purchaser, or (B) as may be necessary to preserve the services of key employees, after due consultation with the Purchaser, enter into any employment or severance agreement with any of the Business Employees;

                  (4) except for (A) sales of inventory in the ordinary course of business or (B) cash dividends by the Company to the Seller, sell, assign, transfer, lease or otherwise dispose of any of the Assets of the Company having a value individually exceeding $5,000, or an aggregate value exceeding $25,000;

                  (5) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof or (B) other than trade payables incurred in the ordinary course of business, incur any indebtedness for borrowed money (other than to the Seller) or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, cash advances or distributions of cash (other than by the Company to the Seller);

                  (6) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

                  (7) amend the certificate of incorporation, other constitutive documents or by-laws of the Company;

                  (8) except to the extent that the Company is contesting the same in good faith by appropriate proceedings, fail to pay or discharge when due its liabilities or obligations;

                  (9) make any commitments or Contracts for capital expenditures in excess of $10,000 individually (or $25,000 in the aggregate);

                  (10) except as required by GAAP, make any material change in any method of accounting or accounting practice;

                  (11) redeem, purchase or otherwise acquire any shares of its capital stock;

                  (12) enter into any Contract with an author or other content provider under which aggregate advances (excluding, for purposes of this clause (xii), amounts payable as royalties other than as a guarantee or minimum) in excess of $50,000 are payable over the term of the Contract;

                  (13) except for Contracts with respect to cooperative advertising entered into in the ordinary course of business, enter into any Contract with respect to marketing, promotion or advertising of the Imprints or Works involving payments in excess of $50,000 or exceeding one year in duration, or, unless in the ordinary course of business, enter into any special promotions and discounts (such as back-to-school promotions and discounts) and similar arrangements under which the Company provides its customers with special or extraordinary terms of sale;

                  (14) enter into any international licensing Contract or any domestic licensing Contract involving payments in excess of $50,000 over the term of the Contract;

                  (15) enter into, amend, extend, otherwise modify or terminate any Contract with the Seller or any of its Affiliates (other than any such Contract which (A) has been entered into on or prior to the date hereof and will be terminated at or prior to the Closing pursuant to
         Section 8.02(g) or (B) is entered into after the date hereof and is terminated at or prior to the Closing without further liability on the part of the Company); or

                  (16) enter into any commitment or Contract to do any of the foregoing.

         SECTION 1.42. Access to Information.

         (1) From the date hereof until the Closing (upon reasonable notice to and approval of the Seller, which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Business may be accomplished, the Seller shall, and shall cause the officers, directors, employees, auditors and agents of the Company to (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access to the offices, Assets, Business Employees, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Company as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller, including the Company and the Business; and provided, further, that the Seller shall not be required to provide (or cause to be provided) any such information or access to the extent that such information or access would cause the Seller or the Company to be in breach of any confidentiality restrictions applicable to it.

         (2) The Seller shall, and shall cause its officers, employees and representatives to, provide reasonable access for the Purchaser and the Purchaser's independent auditors to the financial books and records of the Company in connection with the Purchaser's preparation of such audited and unaudited financial statements of the Company as the Purchaser may reasonably determine are necessary to satisfy the requirements of its financing sources, the Securities Act or the Exchange Act applicable to the Purchaser and its Affiliates, including access to historical accounting records, records pertaining to the pools from which costs are allocated or allocable to financial statements and records pertaining to purchase price accounting entries which are allocated or allocable to the financial statements. Under no circumstances shall the Seller or any such officer, employee or representative have any liability whatsoever (other than as expressly provided in this Agreement, it being understood that nothing in this Section 5.02 shall affect the Purchaser's rights to indemnification as expressly provided in this Agreement) to the Purchaser, the Purchaser's independent auditors or otherwise to any Person or Governmental Authority, including under the Securities Act or the Exchange Act, in connection with such financial statements or the preparation or use thereof, and the Purchaser shall indemnify, defend and hold harmless the Seller and each such Person against and reimburse the Seller and each such Person for any and all such liability and all related Losses. The Purchaser shall pay all expenses in connection with the preparation of such financial statements, including any expenses incurred by the Seller or the Company.

         (3) The Seller shall deliver to the Purchaser no later than 30 days after the end of each fiscal month prior to the Closing Date (commencing with June 1999), the monthly management financial statements of the Company for such month, prepared in a manner consistent with such statements as currently generated on a monthly basis for the Company's management.

         (4) Without limiting the generality of Section 5.02(a), from the date hereof until the Closing Date (upon reasonable notice to and approval of the Seller, which shall not be unreasonably withheld) during normal business hours and with the purpose that an uninterrupted and efficient transfer of the Business may be accomplished, the Seller shall, and shall cause the officers, directors, employees and agents of the Company to, provide to the Purchaser, in each case as the Purchaser may from time to time reasonably request:

                  (1) (x) information regarding the Business Employees, including census and benefit status information, historical payroll records (including the compensation paid to each Business Employee during the period commencing January 1, 1999 and ending on the Closing
         Date) and tax withholding and other necessary tax-related data and (y) assistance in obtaining from each Business Employee such information as is necessary in order to enroll such Business Employee in the Purchaser's benefit plans; and

                  (2) assistance with (A) developing procedures for the proper allocation of misdirected cash receipts and the sharing of claims/deductions information, (B) testing the information systems interfaces specified in Schedule 5.10, (C) developing procedures for processing returns from customers of the Business in accordance with
         Section 5.05 and (D) any necessary transition of electronic ordering procedures for customers of the Business;

provided, however, that the Seller shall not be required to provide any such assistance or information if doing so would unreasonably interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller, including the Company and the Business; and provided, further, that the Seller shall not be required to, provide (or cause to be provided) any such information or assistance to the extent that such information or assistance would cause the Seller or the Company to be in breach of any confidentiality restrictions applicable to it.

         (5) During the period commencing on the Closing Date and ending 120 days after the Closing Date (upon reasonable notice to and approval of the Seller, which shall not be unreasonably withheld) and during normal business hours, the Seller shall, and shall cause the officers, directors, employees and agents of the Seller to, continue to provide the assistance described in Section 5.02(d) and clause (ii) of Section 5.02(a); provided, however, that the Seller shall not be required to provide any such assistance or information if so doing would interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller; and provided; further however, that the Seller shall not be required to provide (or cause to be provided) any such assistance to the extent that such assistance would cause the Seller to be in breach of any confidentiality restrictions applicable to it.

         (6) Notwithstanding anything in this Section 5.02 to the contrary, (i) neither the Seller nor any of its directors, officers, employees, auditors or agents shall have any liability to the Purchaser or any Affiliate thereof in respect of any inaccuracy or omission in any of the information provided to the Purchaser pursuant to this Section 5.02 (except as otherwise expressly provided in this Agreement), and (ii) regardless of whether the Seller provides all particular information or assistance reasonably requested by the Purchaser pursuant to Sections 5.02(d) and (e), the Seller shall be deemed to have complied with its obligation to provide such information or assistance if it uses commercially reasonable efforts to do so.

         (7) For a period to extend from the Closing Date through ninety days after the Closing Date, the Seller shall, and shall cause its Affiliates to, for each Work or Imprint displayed, listed or featured on the MacmillanUSA.com or the Macmillanonline.com websites (the "Seller's Websites") on the Closing Date,
(i) retain the content of such Work or Imprint on the Seller's Websites, except that Seller shall have no obligation to update such content and (ii) provide a reasonably prominent hyperlink (consistent with other hyperlinks on such websites) on the web page featuring such Work or Imprint through standard Internet protocols to the MGR.com website homepage. Notwithstanding the foregoing, the Seller shall not be precluded from discontinuing either of the aforesaid websites in its sole discretion at any time, and upon any such discontinuation the Seller's obligations under this paragraph with respect to the discontinued website(s) shall terminate.

         SECTION 1.43. Confidentiality.

         (1) The terms of the letter agreement dated as of February 12, 1999 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations of the Purchaser under this Section 5.03(a) and the Confidentiality Agreement shall terminate but only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement and to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

         (2) From and after the Closing Date, the Seller shall, and shall cause its Affiliates and their respective officers, directors, employees and advisors (collectively, the "Recipients") to, keep confidential any information relating to the Business, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Seller or any of its Recipients, or (iii) is or becomes available to Seller or any of its Recipients after the Closing Date on a non-confidential basis from a source that to the Seller's or such Recipient's knowledge is not prohibited from disclosing such information to Seller or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, however, that nothing contained in this Section 5.03(b) shall prohibit Seller from disclosing any information in connection with any Action involving the Seller or any of its Affiliates that relates to (w) the Agreement Relating to Names and Marks dated November 8, 1993 by and between Macmillan Inc. and Macmillan Limited, (x) the Viacom Stock Purchase Agreement or any of the transactions contemplated thereby, (y) the Stock Purchase Agreement dated July 2, 1998 among Pearson Inc., Pearson plc, and Hicks, Muse Books LLC or any of the transactions contemplated thereby or (z) any matter in respect of which indemnification or any other remedy is being sought from the Seller or any Affiliate thereof in respect of this Agreement or any Ancillary Agreement. If Seller or any of its Recipients is required to disclose any such information in connection with any Action (other than an Action referred to in clause (w), (x), (y) or (z) above) in response to a court order or as otherwise required by Law or administrative process, the Seller shall inform the Purchaser in writing of such obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, and shall cooperate with Purchaser as reasonably requested thereby, so that a protective order or other appropriate remedy may be obtained by the Purchaser or any Person designated by the Purchaser which then owns the Business. If the Seller or a Recipient is obligated to make the disclosure, it shall only make the disclosure to the extent to which it is so obligated, but not further or otherwise.

         (3) From and after the date of this Agreement, the Purchaser shall, and shall cause its Recipients to, keep confidential any information relating to Viacom, the Viacom Stock Purchase Agreement and related ancillary agreements and the Assumed Business (as defined in the Transfer Agreement), except for any such information that (i) is available to the public on the date of this Agreement,
(ii) thereafter becomes available to the public other than as a result of a disclosure by the Purchaser or any of its Recipients, or (iii) is or becomes available to Purchaser or any of its Recipients after the Closing Date on a non-confidential basis from a source that to the Purchaser's or such Recipient's knowledge is not prohibited from disclosing such information to the Purchaser or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, however, that nothing in this Section 5.03(c) shall prohibit the Purchaser from disclosing any information in connection with any Action involving the Purchaser that relates to any matter in respect of which indemnification or any other remedy is being sought from the Purchaser in respect of this Agreement or any Ancillary Agreement. If the Purchaser or any such Recipient is required to disclose any such information in connection with any Action (other than an Action referred to in the immediately preceding proviso) in response to a court order or as otherwise required by Law or administrative process, the Purchaser shall inform the Seller in writing of such obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed and shall cooperate with Seller, so that a protective order or other appropriate remedy may be obtained by the Seller or any Person designated by Seller. If the Purchaser or a Recipient is obligated to make the disclosure, it shall only make the disclosure to the extent to which it is so obligated, but not further or otherwise.



         SECTION 1.44. Regulatory and Other Authorizations; Consents.

         (1) Each of the Seller and the Purchaser shall use its best efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements to which it is a party and the transfer, purchase and sale of the Shares to Purchaser, and will cooperate with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals; it being understood that neither party shall be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval (other than normal filing fees). Neither the Purchaser nor the Seller will take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

         (2) Each party hereto agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to use its best efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party agrees to promptly make any other filing that may be required under any antitrust Law or by any antitrust authority. The Purchaser agrees to take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust Law that may be asserted by any United States or foreign governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby. Each party shall bear its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

         (3) Each of the Seller and the Purchaser shall use its best efforts to obtain all other consents and approvals that may be required to be obtained by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and shall cooperate with the other in obtaining such other consents and approvals; provided, however, that (i) neither party shall be required to compensate any third party to obtain any such consent or approval and (ii) the Seller shall not be required to obtain any consent or approval that may be required in connection with the Contracts referred to in items (d) through (h) of Section 3.04 of the Disclosure Schedule.

         SECTION 1.45. Intercompany Arrangements.

         (1) Except as expressly set forth in paragraphs (b) and (c) below, after the Closing, the Seller will have no obligation to the Company with respect to any accounts receivable, notes, other amounts receivable, financing charges, reserves and allowances or other similar items that are transferred by the Company pursuant to the Transfer Agreement. From and after the Closing Date, the Purchaser shall not, and shall cause the Company not to, accept any returns in cancellation or adjustment of any such accounts receivable except in the ordinary course of business upon prior notice to the Seller and in accordance with Sections 5.05(b) and (c), and shall not otherwise cancel or adjust any such accounts receivable or other items.

         (2) Subject to Section 5.05(c), after the Closing Date, the Purchaser shall cause the Company to accept returns of copies of works published or produced by the Company in connection with the Business (whether before or after the Closing) in accordance with the Company's past practices applicable to such returns and shall pay refunds to customers in connection therewith. Promptly following the Closing Date, the Purchaser shall give notice to all customers of the Business that all returns of works produced or published by the Company shall be made to the Purchaser or the Company and not to the Seller or any of its Affiliates.

         (3) (i) Notwithstanding the provisions of Section 5.05(b), for the first five months following the Closing Date or, if sooner, until such time as the Seller has satisfied the Returns Maximum, the Seller shall accept any returns received by it with respect to the Business (other than returns of "Chek Chart" products), and the Seller shall pay refunds to (or issue credits to the accounts of) the Company's customers in connection therewith, in each case subject to the Returns Maximum and subject to and in accordance with the Seller's publicized returns policy and provided that such returns are in salable or usable condition. For any such returns that the Seller accepts prior to the expiration of such five-month period, or if sooner, prior to the satisfaction of the Returns Maximum, the Seller shall ship such returns (at the Purchaser's expense) to the Purchaser and, in consideration therefor, the Purchaser shall within 30 days pay to the Seller an amount equal to the printing, paper and binding costs attributable to such returns.

         (ii) After such five-month period, or if sooner, after the Seller has satisfied the Returns Maximum (or at any time after the Closing, in the case of "Chek Chart" products), the Seller shall accept additional returns received by it directly from customers with respect to the Business in accordance with Seller's publicized returns policies and procedures. The Seller shall ship any such returns to the Purchaser and within 30 days the Purchaser shall pay the Seller for such returns in an amount equal to the sum of the amount that the Seller or its Affiliates paid in refunds to (or issued in credits to the accounts of) customers in connection therewith plus the cost of shipping such returns to the Purchaser.

         (iii) For the first five months following the Closing Date or, if sooner, until such time as the Seller has satisfied the Returns Maximum, if the Company or the Purchaser accepts any returns with respect to the Business (other than returns of "Chek Chart" products) and pays any refunds to (or issues any credits to the accounts of) customers in respect thereof in compliance with
Section 5.05(b), then, subject to subparagraph (iv) below, the Purchaser shall bill the Seller for the amount of such refund or credit and the Seller shall reimburse the Purchaser for such refund or credit.

         (iv) Notwithstanding the foregoing provisions of this Section 5.05(c), the Seller's aggregate liability for all returns with respect to the Business (those which the Seller and its Affiliates receive directly and those received by the Purchaser and its Affiliates) shall not exceed the dollar amount as of the Closing Date reflected on the books and records of the Seller (calculated in accordance with the Specified Accounting Policies and using the same accounting policies, principles and methodologies employed in preparing the 1998 Pro Forma Financial Statements) of the reserves for returns for the accounts receivable that are transferred to the Seller pursuant to the Transfer Agreement, which liability shall be measured by the amount credited or paid in refunds for such returns (such amount, the "Returns Maximum").

         (v) The Purchaser further agrees that it shall pay the Seller from time to time amounts equal to the appropriate royalty reversals in respect of any returns for which the Seller accepts responsibility or is billed pursuant to this Section 5.05.

         (4) (i) After the Closing Date, the Purchaser shall cause the Company to continue to provide financial credits to customers of the Business in respect of co-operative marketing expenses and marketing development expenses incurred by such customers in respect of the promotion of the products of the Business (such credits, "Reimbursable Amounts"), in each case following the submission by such customers of itemized descriptions of such Reimbursable Amounts and in accordance with the Company's customary practice.

              (ii) For each fiscal month during the period commencing with the month in which the Closing Date occurs and ending with the earlier of June 2000 and the fiscal month in respect of which the Seller satisfies the Reimbursable Amounts Maximum, the Purchaser shall, within twenty Business Days following the end of each fiscal month, submit to the Seller an itemized list of the Reimbursable Amounts that the Company has credited to customers of the Business pursuant to Section 5.05(d)(i) during such month (which Reimbursable Amounts under no circumstances shall include any amount in respect of "Chek Chart" products), and subject to Section 5.05(d)(iii), the Seller shall, within ten Business Days after receiving such list, pay to the Purchaser an amount representing such Reimbursable Amounts.

              (iii) Notwithstanding the foregoing provisions of this Section 5.05(d), the Seller's aggregate liability for all Reimbursable Amounts with respect to the Business shall not exceed the dollar amount as of the Closing Date reflected on the books and records of the Company for the Business, excluding any portion thereof attributable to "Chek Chart" products and otherwise calculated in accordance with the Specified Accounting Policies and using the same accounting policies, principles and methodologies employed in preparing the 1998 Pro Forma Financial Statements, of the accrued liabilities for co-operative marketing and marketing development expenses (such amount, the "Reimbursable Amounts Maximum"), which liability shall be measured by the amounts paid by the Seller pursuant to Section 5.05(d)(ii).

         (5) From and after the Closing Date, the Purchaser shall accept returns received by it directly from customers with respect to the Assumed Business (as defined in the Transfer Agreement) in accordance with the Company's past practices applicable to such returns and shall pay appropriate refunds to such customers in connection therewith. The Purchaser shall ship such returns to the Seller and within 30 days the Seller shall pay the Purchaser for such returns in an amount equal to the sum of the amount that the Purchaser paid in refunds to customers in connection therewith plus the cost of shipping such returns to the Seller.

         (6) Immediately prior to the Closing, the Seller will cause the Company to transfer all of its cash balances to the Seller. In addition, immediately prior to the Closing, (i) there shall be no amounts owing from the Company to the Seller or any of its Affiliates, and (ii) there shall be no amounts owing from the Seller or any of its Affiliates to the Company, in each case other than as expressly contemplated by this Agreement.

         SECTION 1.46. Insurance.

         (1) Effective 12:01 a.m. on the Closing Date or, if earlier, the effective time of the Closing, the Company and the Business shall cease to be insured by the Seller's or its Affiliates' insurance policies. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis", except as otherwise expressly provided in the Transfer Agreement, the Seller and its Affiliates will have no liability for occurrences or Losses that take place on or after 12:01 a.m. on the Closing Date or, if earlier, the effective time of the Closing; provided, however, that with respect to insurance coverage written on an "occurrence basis" and for which the Company was an insured under such policies, (i) for the first 90 days following the Closing Date, the Company shall continue to have rights under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12:01 a.m. on the Closing Date or, if earlier, the effective time of the Closing, and (ii) the Seller agrees to cooperate with the Company for the first 90 days following the Closing Date in making claims under the Seller's or its Affiliates' insurance policies in connection with insurable events that occurred prior to 12:01 a.m. on the Closing Date (or, if earlier, the effective time of the Closing) and shall promptly remit any recoveries that the Seller receives with respect thereto to the Company. Purchaser acknowledges and agrees that the Seller and its Affiliates shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, the Purchaser acknowledges and agrees that neither the Seller nor any of its Affiliates shall have any liability to Purchaser or the Company with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to the Company or the Business. Except as otherwise expressly provided in the Transfer Agreement, with respect to events or circumstances covered by insurance coverage written on a "claims made basis", the Seller and its Affiliates will have no liability for claims made on or after 12:01 a.m. on the Closing Date (or, if earlier, the effective time of the Closing).

         (2) Notwithstanding the provisions of Section 5.06(a), from and after the Closing Date, neither the Seller nor Viacom nor any of their respective Affiliates shall have any liability for workers' compensation claims (whether insured or self-insured) with respect to the Business Employees arising from any event or circumstance taking place or existing (A) on or subsequent to the Closing Date, (B) prior to the Closing Date, provided that if a claim in respect of such event or circumstance is duly made by a Business Employee or Former Business

Employee during the period commencing on the Closing Date and ending 270 days after the Closing Date, the Purchaser shall assume liability for all such claims until the aggregate amount paid by it in respect of such claims exceeds $100,000, after which the Seller shall be fully liable for such claims, and (C) prior to the Closing Date, provided that a claim in respect of such event or circumstance is made by a Business Employee or Former Business Employee more than 270 days after the Closing Date. As between the Company and the Purchaser, on the one hand, and the Seller, on the other hand, the Seller shall assume liability on the Closing Date for workers' compensation claims with respect to the Business Employees and Former Business Employees arising from any event or circumstance taking place or existing prior to the Closing Date, provided that a claim in respect of such event or circumstance has been duly made by a Business Employee or Former Business Employee prior to the Closing Date. The Purchaser shall take all steps necessary under any applicable Law to assume liability for workers' compensation claims to the extent contemplated by this Section 5.06. The Purchaser shall cooperate with the Seller, Viacom and their respective Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by the Seller, Viacom or any of their respective Affiliates to any state in connection with workers' compensation claims with respect to the Business; and, in order to effectuate such return or release, the Purchaser shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

         SECTION 1.47. Non-Competition.

         (1) The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Purchaser are warranted to protect the Purchaser's initial investment in acquiring the Shares, the Assets and the Business.

         (2) The Seller hereby covenants and agrees that during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, it shall not, and it shall cause its Affiliates not to, for its own account or jointly with any other Person, publish (or grant any other Person a license or sublicense to publish) books or other products in any media whatsoever (collectively, "Products") anywhere in the world under the imprints, series, brands, colophons or trade dress (taken as a whole) of The Lazy Way or the Complete Idiot's Guide in the pet ownership, travel, dictionary, test preparation (other than in the areas of certification and testing for the technology and computer programming industries), taxes, automotive maintenance and repair, cooking, dieting and gardening lines (collectively, the "Non-Compete Lines"); provided, however, that the foregoing shall not be breached as a result of (i) the sale by the Seller or any of its Affiliates of any Products which are included in its inventory on the Closing Date after giving effect to the Transfer, which inventory has been printed in accordance with past practices and
(ii) the publishing by the Seller or any of its Affiliates (or the granting by the Seller or any such Affiliate of a license or sublicense to any other Person to permit the publishing) of Products, anywhere in the world, the content of which Products relates primarily to the use of computer software or of the internet (and not primarily to the underlying subject matter to which such computer software or the internet is applied).

         (3) The Seller further covenants that it shall cause any purchaser or assignee of the Complete Idiot's Guide or The Lazy Way imprints to assume the obligation described in paragraph (b) above (it being understood that the Seller shall not have responsibility or liability for such purchaser's or assignee's compliance with such assumed obligation; provided, however, that the Seller shall cause the Purchaser to be contractually designated as a direct or third party beneficiary of any such assumption).

         (4) The Seller hereby covenants and agrees that during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, for its own account or jointly with any other Person, publish or produce Products in any Non-Compete Lines anywhere in the United States (a "Competing Business"); provided, however, that the foregoing shall not be breached as a result of (l) the ownership or other right to acquire by the Seller or any such Subsidiary of not more than an aggregate of 5% of any class of stock of any Person engaged, directly or indirectly, in a Competing Business, (m) the acquisition, holding or operation of any Competing Business held or operated by any acquired Person (whether acquired by means of stock, assets or otherwise) on the date of such acquisition and which at such time generated no more than 30% of the consolidated net revenues of such acquired Person during its last full fiscal year, (n) the publishing by the Seller or any such Subsidiary (or the granting by the Seller or any such Subsidiary of a license or sublicense to any other Person to permit the publishing) of Products, anywhere in the world, the content of which Products relates primarily to the use of computer software or of the internet (and not primarily to the underlying subject matter to which such computer software or the internet is applied); and (o) the publishing by the Seller or any such Subsidiary (or the granting by the Seller or any such Subsidiary of a license or sublicense to any other Person to permit the publishing) of any Products that are published for and distributed primarily through education or direct marketing sales channels.

         (e) Notwithstanding anything in this Agreement to the contrary, the Seller and its Affiliates shall be permitted to engage in development activities with respect to any Products that are or would be subject to the limitations set forth in this Section 5.07, provided that such Products are not actually marketed or sold prior to the third anniversary of the Closing Date.

         SECTION 1.48. Financing. The Purchaser covenants and agrees not to take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason.

         SECTION 1.49. Further Action.

         (1) From and after the Closing Date, each of the parties hereto shall execute and deliver such assignments, recordations, documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing, (i) the Seller shall do all things necessary, proper or advisable under applicable Laws as requested by the Purchaser to put the Purchaser (or the Company, in the case of the Assets) in effective possession, ownership and control of the Shares and the Assets, and the Purchaser shall cooperate with the Seller for that purpose and (ii) the Purchaser shall do all things necessary, proper or advisable under applicable Laws as requested by the Seller to put the Seller (or such other Person as the Seller shall indicate) in effective possession, ownership and control of all assets transferred to the Seller or an Affiliate thereof pursuant to the Transfer Agreement, and the Seller shall cooperate with the Purchaser for that purpose. In furtherance of the foregoing, on the Closing Date, the Seller shall cause its Affiliates to convey to the Purchaser all saleable inventory located outside of the United States and Canada relating to the Business then owned by them and, in consideration therefor, the Purchaser shall pay to the Seller the "landed cost" in respect of such inventory. From and after the Closing Date, all cash and other remittances not intended to be for the account of the Seller and its Affiliates pursuant to this Agreement or the Transfer Agreement, and all mail and other communications relating to the Assets or the Business received by the Seller, shall be promptly turned over to the Purchaser by the Seller. From and after the Closing Date, all cash and other remittances not intended to be for the account of the Company pursuant to this Agreement or the Transfer Agreement, and all mail and other communications relating to any of the businesses or assets transferred to the Seller and its Affiliates pursuant to the Transfer Agreement, received by the Purchaser, shall be promptly turned over to the Seller (or such other Person as the Seller shall indicate) by the Purchaser. In connection with the Closing, the Seller shall cooperate and take such action as the Purchaser shall reasonably request to effect the transfer and delivery to the Company of any tangible Assets of the Company then held by the Seller, including delivering electronic Assets on reasonably acceptable media and using its reasonable efforts to transfer to the Company's name, on the books and records of any third parties, Assets held for the Company by such third parties.

         (2) The Seller shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date. For a period of ten years from the date hereof, the Purchaser shall maintain all books and records of the Company relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Seller as may be requested by Seller from time to time, including in connection with any Action by or against Seller or any of its Affiliates. If, at any time after the Closing, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller's cost) from the Purchaser. Purchaser also shall make such books, records and individuals available to Viacom to enable Seller to comply with its obligations to Viacom under the Viacom Stock Purchase Agreement.

         (3) From the date hereof until the Closing Date, the Seller shall use commercially reasonable efforts to submit to the United States Copyright Office (the "Copyright Office") (i) applications for copyright registration in respect of all the Works published on or after December 31, 1997 that would be so submitted prior to the Closing Date in accordance with the Company's customary business practices, and (ii) such amendments, modifications, revisions or corrections as may be necessary in order to correct the corporate name in which copyright is claimed in any copyright applications submitted in an improper corporate name by the Seller or its Affiliates in respect of the Works during the period commencing March 16, 1999 and ending June 25, 1999. Notwithstanding anything herein to the contrary, the Seller's obligations under this Section 5.09(c) shall be satisfied and discharged if, as of the Closing Date, no greater than 100 applications or amendments described in clauses (i) and (ii) above (taken in the aggregate) remain to be filed with the Copyright Office. To the extent that the number of such applications or amendments remaining to be filed as of the Closing Date exceeds 100, the Seller shall, at its election, (x) submit such excess applications or amendments to the Copyright Office at its own expense, or (y) notify the Purchaser that the Purchaser shall submit such excess applications or amendments, with the Seller bearing the reasonable expenses of preparing and filing such excess applications or amendments, it being understood that this sentence contains the sole and exclusive remedies of the Purchaser in respect of the applications referred to in clauses (i) and (ii) above.

         SECTION 1.50. Ancillary Agreements; Transitional Services.

         (1) On the Closing Date, the Seller and the Purchaser shall execute and deliver (or, in the case of the Seller, shall cause one or more of its Affiliates to execute and deliver) each of the Ancillary Agreements to which it is a party.

         (2) From and after the Closing Date, the Seller shall provide such occupancy rights, warehousing and distribution services as the Purchaser shall reasonably request in order to assist in an orderly transition of ownership of the Business, all subject to the fees, terms, conditions and parameters described on Schedule 5.10.

         (3) For a period of 30 days following the Closing Date, the Purchaser shall permit the Seller to occupy, without charge, that certain space at the offices of the Business at 1633 Broadway, New York, New York and 201 West 103rd Street, Indianapolis, Indiana which has been occupied by the Company prior to the date hereof in respect of the Persons whose employment services are being transferred from the Company to Ahsuog pursuant to the Transfer Agreement. In connection therewith, the Purchaser shall for such period provide without charge the necessary and incidental office services associated with such occupancy, except that the Seller shall pay (or reimburse the Purchaser for any) telephone and facsimile long-distance toll charges incurred by such transferred Persons during such period.

         SECTION 1.51. Use of Macmillan Name and Mark. Effective as of the Closing, until the time of expiration or termination of the Amended and Restated Trademark

License Agreement dated as of March 1, 1999, by and between Macmillan, Inc. and the Company (the "Trademark License Agreement"), the Purchaser shall (and shall cause the Company and its other Affiliates to) fully comply with Section 8.2 of the Trademark License Agreement, including by changing all corporate names, trade names and fictitious names to eliminate the Macmillan name and mark. Effective as of the Closing, the Purchaser agrees to comply, and to cause the Company and its other Affiliates to comply, with all of the provisions of the Agreement Relating to Names and Marks, dated November 8, 1993 (the "Macmillan Limited Agreement"), between Macmillan Limited and Macmillan Inc. as though each of the Purchaser, the Company and their respective Affiliates were a party thereto and were charged with the responsibilities and obligations of Macmillan Inc. thereunder. The Purchaser further agrees not to use the Macmillan mark in connection with the marketing or sale of any product directed at the market for library reference products.


                                   ARTICLE VI

                                EMPLOYEE MATTERS

         SECTION 1.52. Employees.

         (1) On the Closing Date, the Seller shall provide the Purchaser with a true and complete list showing the names and current annual salary rates of all of the Business Employees as of the Closing Date. From and after the Closing, the Purchaser shall assume responsibility for all salary obligations and bonus obligations under the bonus plan listed in item 1 of Section 3.13(a) of the Disclosure Schedule (the "Bonus Plan") with respect to the Business Employees; provided, however, that the Seller shall reimburse the Purchaser for an amount equal to the lesser of (i) and (ii), multiplied by (iii) and reduced by (iv), where: (i) equals the aggregate bonuses paid by the Purchaser and its Subsidiaries to Business Employees in respect of calendar year 1999 (or any portion thereof); (ii) equals the aggregate amount that would have been payable by the Seller to Business Employees under the Bonus Plan as in effect on the date hereof assuming the consummation of the transactions contemplated by this Agreement had not occurred and the Bonus Plan had remained in effect until December 31, 1999, or, if earlier, until actually terminated by Purchaser; (iii) equals a fraction, the numerator of which is the number of days from January 1, 1999 to the Closing Date, and the denominator of which is the lesser of (x) 365 and (y) the number of days from January 1, 1999 to the date the Purchaser terminates the Bonus Plan; and (iv) equals the tax benefit available to the Purchaser (or any Subsidiary thereof) in connection with its payment of any amount required to be reimbursed by the Seller pursuant to this proviso without regard to this clause (iv).

         (2) Immediately following the Closing, the Purchaser shall provide the Business Employees with employee benefits that are no less favorable than those made available by the Purchaser to its similarly situated employees. To the extent that service is relevant for eligibility and vesting (and with respect to benefit accruals, solely for purposes of calculating entitlement to vacation and sick days) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Subsidiaries for the benefit of Business Employees, such plan, program or arrangement shall credit such Business Employees for service on or prior to the Closing Date with the Company, the Seller, Viacom or any Affiliate or predecessor of any of such entities and with respect to vacation, shall give Business Employees credit for vacation accrued prior to the Closing in accordance with the Purchaser's vacation policy.

         (3) The Purchaser shall assume responsibility for all payroll obligations (including the satisfaction of all payroll withholding tax obligations) for the Business for all payroll periods ending on or after the Closing Date. If the Closing takes place on a day such that a payroll period begins prior to the Closing Date and ends on or after the Closing Date (such payroll period, a "Straddle Period"), then the Seller shall reimburse the Purchaser for the Seller's proportionate share of the salaries, wages and payroll taxes (reduced by all amounts that Seller or its Affiliates otherwise would have withheld for benefit plan coverages for Seller's portion of such Straddle Period) for the Business Employees for such Straddle Period, such proportionality to be determined on the basis of the number of working days occurring from the start of such Straddle Period to and including the day prior to the Closing Date relative to the total number of working days in such Straddle Period. After the Purchaser has satisfied all such payroll obligations with respect to the Straddle Period, the Purchaser shall notify Seller of the aggregate amount of such payroll obligations. Promptly after its receipt of such notice, Seller shall pay to Purchaser the amount due to Purchaser pursuant to this Section 6.01(c).

         SECTION 1.53. Health and Welfare Benefits.

         (1) The Purchaser shall assume responsibility from and after the Closing Date for all amounts payable by reason of, or in connection with, any and all medical, dental and disability claims made by Business Employees under the Purchaser's medical, dental or disability plans but solely to the extent that such claims are incurred subsequent to the Closing; provided, however, that
(i) the Purchaser shall assume responsibility for providing short-term disability benefits to any Business Employee who is receiving such benefits on the Closing Date and (ii) the Seller shall be responsible for providing long-term disability benefits under its long-term disability plan to any such Business Employee who becomes entitled thereto upon cessation of short-term disability benefits (it being understood that any such individual shall thereupon cease to be a Business Employee). Prior to the Closing, Seller shall take such action as may be necessary to cause the Company to cease to participate in all plans of such nature maintained by the Seller and its Affiliates.

         (2) The Purchaser shall waive limitations on benefits (to the extent not applicable prior to the Closing) relating to any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Business Employees and their respective dependents under the Seller's medical and dental plans for the calendar year in which the Closing Date occurs.

         (3) Following the Closing Date, the Seller shall provide continuation health care coverage to all Business Employees and Former Business Employees and their qualified beneficiaries who incur a qualifying event on or prior to the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA").

         (4) Following the Closing, the Seller and the Purchaser will cooperate with each other in order to effectuate, in accordance with applicable law, the transfer to similar plans maintained by the Purchaser of unused amounts credited to the Business Employees' accounts under the Seller's dependent care flexible spending programs in order to prevent the forfeiture of any such amounts by the Business Employees and upon any such transfer of unused amounts credited to a Business Employee's account, the Purchaser shall assume all obligations under the Seller's flexible spending account plan with respect to such Business Employee's account.

         SECTION 1.54. Retirement Plans. From and after the Closing Date, the Seller or one of its Affiliates shall retain or, to the extent that such entities do not have such responsibility prior to the Closing Date, assume responsibility for all benefits of the Business Employees accrued as of the Closing under the Pearson Inc. Pension Plan, the Pearson Inc. Savings and Investment Plan and the Pearson, Inc. Excess Savings and Investment Plan. Prior to the Closing, the Seller shall take any action necessary to cause the Business Employees to cease to accrue any additional benefits under such plans as of the Closing Date, and if such cessation results in a partial termination of any such plan under Section 411(d)(3) of the Code, the Seller shall cause all affected participants to be fully vested in their benefits thereunder.

         SECTION 1.55. Severance Provisions. The Purchaser shall assume, or cause one of its Affiliates to assume, the obligations of the Seller and its Affiliates to provide severance payments and benefits to Business Employees as and when required with respect to termination of employment following the Closing under the agreements or arrangements listed on Section 6.04 of the Disclosure Schedule, except to the extent that such obligations arise upon and solely by reason of the consummation of the transactions contemplated hereby, and not by reason of the termination of their employment with the Company, the Purchaser or any Affiliate thereof by the Purchaser or any of its Affiliates. The Seller or one of its Affiliates shall assume or retain (as applicable) the obligation to provide stay bonuses under such agreements and arrangements or under any other agreements or arrangements with respect to stay bonuses entered into or established by the Seller or any such Affiliate prior to the Closing.

         SECTION 1.56. Other Benefits Obligations. Except as otherwise specifically assumed or retained by the Purchaser or the Company under Sections 6.01(a) (as it relates to certain bonus obligations), 6.02(a) (as it relates to short-term disability), 6.02(d) and 6.04 (as it relates to certain severance obligations), none of the Company, the Purchaser or any of their Affiliates shall have responsibility for the administration and payment of any and all claims of whatever nature arising under or in connection with any Pearson Plan or other employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored, maintained or contributed to by the Seller or any of its Affiliates, and, effective upon the Closing, the Seller and its Affiliates shall retain and/or assume (as applicable) sole responsibility therefor.

         SECTION 1.57. No Third-Party Beneficiaries. Nothing in this Article VI or elsewhere in this Agreement shall be deemed to make any present or future Business Employees or Former Business Employees third-party beneficiaries of this Agreement.


                                   ARTICLE VII

                                   TAX MATTERS

         SECTION 1.58. Tax Indemnities.

         (1) From and after the Closing Date, the Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchaser and the Company against and reimburse the Purchaser and the Company for any and all Taxes that may be imposed upon or assessed against the Company or the assets thereof: (i) arising from any disposition or transfer out of the Company on or prior to the Closing Date of any assets not included within the Assets; (ii) with respect to any Pre-Closing Period; (iii) arising by reason of any breach or inaccuracy of the representations contained in Section
3.14 hereof; (iv) with respect to any and all Taxes of any member of an affiliated group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including any Taxes for which the Company may be liable under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign law); (v) by reason of being a successor-in-interest or transferee of another entity on or prior to the Closing Date; and (vi) arising as a result of any Section 338(h)(10) election or similar election under state, local or foreign law referred to in Section 7.07. Notwithstanding the foregoing, no indemnity shall be provided by the Seller under this Agreement for any Tax resulting from any transaction of the Company occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

         (2) From and after the Closing Date, the Purchaser and the Company shall, jointly and severally, be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Seller, Viacom and their respective Affiliates against and reimburse the Seller, Viacom and their respective Affiliates for all Taxes that the Seller, Viacom and their respective Affiliates may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Company that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01, including, but not limited to, Taxes resulting from any transaction of the Company occurring on the Closing Date but after the Closing that is not in the ordinary course of business.

         (3) Payment by the indemnitor of any amount due to the indemnitee under this Section 7.01 shall be made within 10 days following written notice by the indemnitee that payment of such amount to the appropriate Tax authority is due by the indemnitee; provided, that the indemnitor shall not be required to make any payment earlier than two Business Days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date that a final determination to such effect is made by such Tax authority or a court.

         (4) For purposes of this Agreement, "Pre-Closing Period" shall mean a taxable period or portion thereof that ends on or prior to the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on (and including) the Closing Date shall constitute a Pre-Closing Period. In the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the Pre-Closing Period shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the next preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this
Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

         SECTION 1.59. Refunds and Tax Benefits.

         (1) Any refunds or credits (except to the extent accrued as a receivable on the books and records of the Company) of Taxes received or credited to the Company attributable to a Pre-Closing Period shall be for the benefit of the Seller ("Seller Refunds"), and the Purchaser shall cause Company to pay over to Seller such refunds; provided, however, that no Seller Refunds shall arise as a result of a carryback of a tax attribute from a taxable period ending after the Closing Date to a Pre-Closing Period. All payments required pursuant to this Section 7.02(a) shall be made within ten days after the receipt of such refund, and shall be net of any cost to Purchaser attributable to their receipt of such refund, including, without limitation, Taxes payable with respect to such refund. All other refunds received by the Company shall be for the benefit of the Purchaser. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the Company to file for and obtain any refund determined by the Seller to be due to the Seller. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claimed, and shall cause the Company to authorize by appropriate power of attorney such Persons as the Seller shall designate to represent the Company with respect to such refund claimed. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this
Section 7.02(a) is subsequently reduced or disallowed, the Seller shall indemnify, defend and hold harmless the Company against and reimburse the Company for any Tax liability, including interest and penalties, assessed against the Company by reason of the reduction or disallowance.

         (2) If, as a result of (x) any payment by the Seller, the Company or their Affiliates on or prior to the Closing Date of any amounts with respect to which the timing of any available deduction would be determined under Section 404 of the Code, or (y) any adjustment, pursuant to an audit or examination by a Tax authority or any resolution thereof by settlement, judicial determination or otherwise, to the taxable income or loss reported by any of the Seller, the Company or their Affiliates on the Tax Returns for any period or portion thereof ending on or prior to the Closing, the Purchaser or the Company becomes entitled to any deductions or tax credits in any Tax period or portion thereof ending after the Closing Date or any Tax period ending after the Closing Date with respect to which the Purchaser is entitled to indemnification pursuant to the third proviso of the second sentence of Section 7.03(b) (a "Post-Closing Date Tax Benefit"), then the Purchaser shall pay the Seller an amount equal to the Tax savings resulting from such Post-Closing Date Tax Benefit to the extent the Seller is not able to otherwise reduce an amount payable to Purchaser pursuant to Section 7.01(a). The amount of any such Tax savings for any Tax period or periods shall be the amount of the reduction in Taxes reflected on any Tax Returns for such Tax period or periods as compared to the Taxes that would have been reflected on such Tax Returns in the absence of such Post-Closing Date Tax Benefit. All payments to the Seller pursuant to this Section 7.02(b) shall be made within 30 days after the filing of a Tax Return for each Tax period in which a Post-Closing Date Tax Benefit results in a reduction in the Taxes paid by the Purchaser. At the Seller's request, the Purchaser shall certify as to the amount, if any, due to Seller pursuant to this Section 7.02(b) as to any year, and provide such information as Seller may reasonably request regarding such certification.

         (3) Purchaser agrees that it will not carry back to any Tax period ending on or before the Closing Date any net operating loss or other Tax attribute that arose in a Tax period beginning after the Closing Date if such net operating loss or Tax attribute would be carried back to a consolidated, combined or unitary Tax Return that includes the Seller, Viacom or their respective Affiliates.

         SECTION 1.60. Contests.

         (1) After the Closing, the Purchaser and the Seller shall promptly notify each other in writing of any demand or claim received by the Seller, the Purchaser or the Company from any Tax authority or other party with respect to Taxes for which the Seller is liable pursuant to Section 7.01(a). Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then (a) if the Seller (or its designee) is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then the Purchaser shall have sole responsibility for such Tax liability or (b) if the Seller (or its designee) is not precluded from contesting but such failure to give prompt notice results in a detriment to the Seller (or its designee), then any amount that the Seller is otherwise required to pay to the Purchaser pursuant to Section 7.01 with respect to such liability shall be reduced by the amount of such detriment.

         (2) The Seller (or its designee) may elect to control the conduct, through counsel of its own choosing and at its own expense, of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.01(a) (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If the Seller (or its designee) elects to control a Contest, it shall within 20 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, the Seller (or its designee) shall have all rights to settle, compromise and/or concede such asserted liability and the Purchaser shall cooperate and shall cause the Company or any of its successors to cooperate, at the reasonable expense of the Seller, in each phase of such Contest; provided, however, that Purchaser shall have the right to consult with Seller regarding any Contest that may affect the Company for any period after the Closing Date and provided further, that any settlement or other disposition of any such Contest that would cause a Tax cost for the Company for any period after the Closing Date may only be made by the Seller in good faith based upon the merits; provided, further, that the Seller shall indemnify and hold harmless the Purchaser and the Company against, and shall reimburse the Purchaser and the Company for, any such Tax cost for any period after the Closing Date solely resulting from any such settlement or other disposition, unless the Purchaser has consented to such settlement or other disposition (which consent shall not be unreasonably withheld) or has declined an offer by the Seller to control the Contest of such matter at its own expense (subject to reimbursement by the Seller for reasonable third party expenses), but only if the substitution of the Purchaser's counsel for the Seller's counsel as the counsel of record in such Contest prior to any such settlement or other disposition would have been possible at the time of such offer. The amount of any such Tax cost for any period or periods shall be the amount of the increase in Taxes reflected on any Tax Returns for such period or periods as compared to the Taxes that would have been reflected on such Tax Returns in the absence of such settlement or disposition. If the Seller elects not to control the Contest or fails to notify the Purchaser of its election as herein provided, the Purchaser or the Company may pay, compromise or contest, at its own expense (subject to reimbursement by the Seller for reasonable third party expenses), such asserted liability, subject to the Seller's indemnification obligations under Section 7.01(a). However, in such case, neither the Purchaser nor the Company may settle or compromise any asserted liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller (or its designee) may participate, at its own expense, in the Contest. If the Seller (or its designee) chooses to control the Contest, the Purchaser shall promptly empower and shall cause the Company or any of its successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller (or its designee) as it may designate to represent the Purchaser, the Company or any of their successors in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under Section 7.01(a).

         SECTION 1.61. Preparation of Tax Returns. The Seller shall prepare and file or shall cause to be prepared and filed all U.S. federal, state, local and foreign income and franchise Tax Returns relating to the Company for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date (including any consolidated, combined or unitary Tax Returns of the Seller or its Affiliates which include the Company, and any Tax Returns reflecting the Tax liability, if any, attributable to the Elections under Section 7.07 hereof), and shall pay any and all Taxes due with respect to such Tax Returns. The parties agree that if the Company is permitted, but not required, under applicable state, local or foreign income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. The Seller or its designee shall prepare and file all other Tax Returns of or which include the Company that are required to be filed on or prior to the Closing Date, and shall pay any and all Taxes due with respect to such Tax Returns. The Purchaser shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns for which the Seller is not responsible pursuant to this Section 7.04. The Purchaser will deliver to the Seller (or its designee) for its review and approval a complete and accurate copy of each Tax Return required to be filed by the Purchaser or the Company under this Section 7.04 for Tax periods that include the Closing Date, and any amendment to such Tax Return, at least 30 days prior to the date such Tax Return is filed with the appropriate Tax Authority.

         SECTION 1.62. Cooperation and Exchange of Information. The Seller, the Purchaser and the Company will provide each other (and in the case of the Purchaser and the Company, shall provide any Person designated by the Seller) with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include the preparation of tax packages for the Seller (or its designee) in substantially the same form and at the same time in which such information customarily was provided to the Seller or Viacom in previous Tax periods and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (a) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (b) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 1.63. Conveyance Taxes. Except with respect to the matters contemplated by clause (i) of Section 7.01(a), each of the Purchaser and the Seller agrees to assume liability for and to pay 50% of all sales, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes incurred as a result of the transactions contemplated hereby and to file all required change of ownership and similar statements. In addition, each of the Purchaser and the Seller agrees to indemnify the other party and its Affiliates for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) incurred by the other party and its Affiliates arising out of such party's failure to make timely or full payments of its share of such Taxes.

         SECTION 1.64. Section 338(h)(10) Election and Allocations.

         (1) The Seller (or Ahsuog, as appropriate) and the Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the "Elections") with respect to the Shares. The Seller and the Purchaser shall cooperate and shall provide to the other all necessary information to permit the Elections to be made. The Seller and the Purchaser shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing IRS Form 8023 and other such forms, returns, elections, schedules, attachments, and other documents as may be required (together, the "Forms")) to effect timely Elections. Notwithstanding the foregoing, if the failure to make an Election under a state, local or foreign tax law would not have an adverse effect on the Seller, as determined by the Seller in good faith, the Seller and the Purchaser may, at the option of the Purchaser, agree not to make an Election under such state, local or foreign tax law; provided, that notwithstanding Section 7.01(a)(iii), the Seller shall have no obligation to indemnify the Purchaser for the breach or inaccuracy of any representation contained in Section 3.14 if such breach or inaccuracy would not have occurred had such Election been made. Notwithstanding the preceding sentence, the Purchaser shall have no right to examine any Tax Returns or records of the Seller.

         (2) In connection with such Elections, the Purchaser shall make the initial determination of (i) the amount of the modified aggregate deemed sales price ("MADSP") of the Shares (within the meaning of Treas. Reg. Section 1.338(h)(10)-1(f)) and (ii) the proper allocations of the MADSP among the assets of the Company in accordance with Treas. Reg. Section 1.338(h)(10)-1(f) (the "Election Allocations"). If any increase or decrease in MADSP occurs, as a result of an adjustment to the Purchase Price under the provisions of Section 2.06 or otherwise, then the amount of such increase or decrease and the allocation thereof among the assets of the Company (collectively, the "Adjustment Allocation") shall be set forth on a statement prepared by the Purchaser. The Seller will calculate the gain or loss, if any, in a manner consistent with the Election Allocations and any Adjustment Allocation and will not take any position with respect to Taxes that is inconsistent with the Election Allocations or any Adjustment Allocation in any Tax Return or otherwise, except as may be required by Law. The Purchaser will allocate the Purchase Price consistently with the Election Allocations and any Adjustment Allocation and will not take any position with respect to Taxes that is inconsistent with the Election Allocations or any Adjustment Allocation in any Tax Return or otherwise, except as may be required by Law.

         (c) The Seller and the Purchaser agree that the Forms shall be timely filed with the appropriate Tax authorities not earlier than 60 days before the latest date for the filing thereof. At least 120 days prior to the latest date for the filing of each Form, the Purchaser shall prepare and submit to the Seller a draft of each Form setting forth the Election Allocations and any Adjustment Allocation. No party hereto shall file any Form unless it shall have obtained the consent of the other party hereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after the Seller's receipt of a draft Form, the Seller shall either (i) consent to such filing or (ii) notify the Purchaser that it disagrees with the Election Allocations or any Adjustment Allocation as set forth on the draft Forms. If the Purchaser and the Seller have been unable to resolve their differences within 30 days after the Purchaser has been notified with respect to the Seller's disagreement with the Election Allocations or any Adjustment Allocation as set forth on the draft Forms, then any remaining disputed issues shall be submitted to an Independent Accounting Firm to resolve in a final binding manner after hearing the views of both parties. If the parties or the Independent Accounting Firm are unable to resolve any such conflict prior to the due date of filing the Forms, the Purchaser shall file the Forms on a timely basis and shall promptly file amended Forms to the extent the final Forms, as determined by the parties or the Independent Accounting Firm, differ from the Forms filed by the Purchaser pursuant to this sentence. The fees and expenses of the Independent Accounting Firm shall be shared equally by the Seller and the Purchaser.

         SECTION 1.65. Miscellaneous.

         (1) The parties agree to treat all payments made under Article II,
Article X and this Article VII as adjustments to the Purchase Price for Tax purposes.

         (2) Except as expressly provided otherwise herein and except for the representations contained in Section 3.14 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

         (3) For purposes of this Article VII, all references to the Purchaser or the Seller include successors thereto.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         SECTION 1.66. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (1) HSR Act; Other Governmental Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (2) No Governmental Order. There shall be no Governmental Order in existence which prohibits the transactions contemplated by this Agreement and the Ancillary Agreements or which would make the consummation of such transactions unlawful and no Action shall have been instituted (other than by or on behalf of the Seller) and remain pending before a Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement and the Ancillary Agreements;

         (3) Representations and Warranties Accurate. All representations and warranties of Purchaser set forth in Sections 4.01, 4.05, 4.06 and 4.07 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date;

         (4) Certificate. The Seller shall have received a certificate of the Purchaser, dated the Closing Date, signed by an authorized officer of the Purchaser, to the effect that the condition set forth in paragraph (c) above has been satisfied;

         (5) Incumbency; Resolutions. The Seller shall have received a certificate attesting to the incumbency of the Purchaser's officers and the authenticity of the resolutions authorizing the Purchaser to enter into the transactions contemplated by this Agreement; and

         (6) Ancillary Agreements. The Purchaser shall have executed and delivered (or caused its relevant Affiliates to execute and deliver) to the Seller each of the Ancillary Agreements to which the Purchaser or any of its Affiliates is a party.

         SECTION 1.67. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (1) HSR Act; Other Governmental Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (2) No Governmental Order. There shall be no Governmental Order in existence which prohibits the transactions contemplated by this Agreement and the Ancillary Agreements or which would make the consummation of such transactions unlawful and no Action shall have been instituted (other than by or on behalf of the Purchaser) and remain pending before a Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement and the Ancillary Agreements;

         (3) Representations and Warranties Accurate. All representations and warranties of Seller set forth in Sections 3.01, 3.02 (first sentence only), and
3.17 of this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for any such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect, and the representations and warranties of the Seller set forth in Section 3.03 (other than the last sentence thereof) shall be true and correct in all respects;

         (4) Performance by Seller. As of the Closing Date, the Seller shall be in compliance, in all material respects, with the covenants contained in Section
5.01 of this Agreement;

         (5) Certificate. The Purchaser shall have received a certificate of the Seller, dated the Closing Date, signed by an authorized officer of the Seller, to the effect that the conditions set forth in paragraphs (c) and (d) above have been satisfied;

         (6) Incumbency; Resolutions. The Purchaser shall have received a certificate attesting to the incumbency of the Seller's officers and the authenticity of the resolutions authorizing the Seller to enter into the transactions contemplated by this Agreement;

         (7) Intercompany Arrangements; Notifications. The Seller shall have (i) terminated the intercompany Contracts indicated as items 6, 11, 15 and 19 in
Section 3.22 of the Disclosure Schedule and (ii) delivered the notifications described in Schedule 8.02(g); and

         (8) Ancillary Agreements. The Seller shall have executed and delivered (or caused its relevant Affiliates to execute and deliver) to the Purchaser each of the Ancillary Agreements to which the Seller or any of its Affiliates is a party.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER



         SECTION 1.68. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

         (1) by the mutual written consent of the Seller and the Purchaser;

         (2) by the Seller or the Purchaser, if the Closing shall not have occurred prior to the 120th day following the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to either party if such party's breach of any representation or warranty, or failure to fulfill any obligation, under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

         (3) by the Seller in the event a condition set forth in Section 8.01 (other than Section 8.01(c)) becomes incapable of being fulfilled or, in the case of Section 8.01(c), in the event that Purchaser shall have breached, in any material respect, any of the representations or warranties referred to therein, which breach cannot be or has not been cured within 10 days after the giving of written notice thereof by the Seller to the Purchaser; or

         (4) by the Purchaser in the event a condition set forth in Section 8.02 (other than Section 8.02(c) or (d)) becomes incapable of being fulfilled or in the case of Section 8.02(c) or (d), in the event that Seller shall have breached any of the representations, warranties or covenants referred to therein, which breach (i) if not cured prior to the Closing, would result in a failure to fulfill the condition set forth in Section 8.02(c) or (d), as applicable, and
(ii) cannot be or has not been cured within 10 days after the giving of written notice thereof by the Purchaser to the Seller.

         SECTION 1.69. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 5.03, 9.04 and 11.02; provided, however, that nothing herein shall relieve either the Seller or the Purchaser from liability for any breach of this Agreement or failure to perform hereunder occurring prior to such termination.

         SECTION 1.70. Waiver. At any time prior to the Closing, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

         SECTION 1.71. Payment of Expenses under Certain Circumstances. If (i) this Agreement is terminated by the Seller pursuant to Section 9.01(b) or (c),
(ii) this Agreement is terminated by the Purchaser pursuant to Section 9.01(b) or (d) or (iii) the conditions to the obligations of the Purchaser set forth in Sections 8.02(a) and 8.02(b) are satisfied or waived but the Closing does not occur as a result of a breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained herein, then notwithstanding anything in this Agreement to the contrary, in addition to any other rights or remedies which the Seller (in the case of clause (i) or (iii) above) or the Purchaser (in the case of clause (ii) above) may have under this Agreement, applicable Law or otherwise in connection with such termination or failure to close, the Purchaser (in the case of clause (i) or (iii) above) or the Seller (in the case of clause (ii) above) shall reimburse the other party hereto for all of the reasonable out-of-pocket fees and expenses (including the fees and disbursements of counsel, financial advisors and accountants) incurred by such other party prior to such termination (or, in the case of clause (iii) above, the 120th day after the date hereof) in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby up to a maximum amount, in the case of the reasonable out-of-pocket fees and expenses of the Purchaser, of $1,100,000 and in the case of the reasonable out-of-pocket fees and expenses of the Seller, of $1,500,000.


                                    ARTICLE X

                                 INDEMNIFICATION

         SECTION 1.72. Indemnification by the Purchaser.

         (1) Subject to Section 11.01 in the case of subclauses (i) and (ii) below, the Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and any other Person that is party to any of the Ancillary Agreements (other than the Purchaser and its Affiliates) and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") against, and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including in respect of any Action brought by any Governmental Authority or any other Person) including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement (collectively, "Losses"), that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (1) the inaccuracy of any representations and warranties made by the Purchaser or any of its Affiliates in this Agreement or any of the Ancillary Agreements, subject to Section 10.01(c) below;

                  (2) any failure by the Purchaser or any of its Affiliates to perform any of its covenants or agreements under this Agreement or any of the Ancillary Agreements (other than the last sentence of Section 1.02(b) of the Transfer Agreement);

                  (3) any Retained Liability (as defined in the Transfer Agreement); provided, however, that this subclause (iii) shall not apply to any Retained Liability which arises out of or relates to any matter with respect to which the Seller would be required to indemnify the Purchaser under Section 10.02 or Article VII (assuming, for purposes of this proviso, that the limitations on the Seller's indemnification obligations set forth in subparagraphs (ii) and (iv) of, and in the proviso to, Section 10.02(b) are not applicable).

                  (4) any claim or cause of action by any Person arising before, on or after the Closing Date against any Seller Indemnified Party with respect to the conduct of the Business or any other operations of the Company after the Closing, except in the case of any claim or cause of action as to which the Seller has expressly agreed hereunder or under any Ancillary Agreement to incur or assume the liability therefor;

                  (5) any claim or cause of action by or on behalf of any Business Employee against any Seller Indemnified Party for (x) employment discrimination, including discrimination in the hiring or termination of such individual, or (y) wrongful discharge (including constructive discharge).

         (2) Notwithstanding any other provision in this Agreement to the contrary, the Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against or reimburse any Seller Indemnified Party for any Losses pursuant to Section 10.01(a) unless:

                  (1) such Seller Indemnified Party has notified the Purchaser in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01; and

                  (2) with respect to any claim for indemnification pursuant to subclause (i) of Section 10.01(a), such claim involves Losses in excess of $10,000 (it being understood that the Losses attributable to any such claim involving Losses of $10,000 or less shall not be applied to, or considered when calculating, the aggregate amount of the Seller Indemnified Parties' Losses for purposes of subclause (iii) below); and

                  (3) with respect to any claim for indemnification pursuant to subclause (i) of Section 10.01(a), the aggregate amount of the Seller Indemnified Parties' Losses in respect of all such claims then exceeds 1% of the Purchase Price, after which the Purchaser shall be obligated for all such aggregate Losses of the Seller Indemnified Parties in respect of such claims only in excess of such amount;

provided, however, that the cumulative indemnification obligations of the Purchaser under this Article X in respect of subparagraphs (i) and (ii) of
Section 10.01(a) shall in no event exceed 75% of the Purchase Price.

         Notwithstanding anything herein to the contrary, the provisions of this
Section 10.01 shall not apply to the failure of the Purchaser or any of its Affiliates to perform any of their respective covenants or agreements under
Article VII.

         (c) For purposes of determining whether or not there has been any inaccuracy of any representation or warranty made by the Purchaser or any of its Affiliates in this Agreement or any Ancillary Agreement for purposes of Section 10.01(a)(i), such determination shall be made as though such representations and warranties had been made, in the case of the representations and warranties made
(i) in Article IV, as of the date hereof and as of the Closing Date, and (ii) in any Ancillary Agreement, as of the date of such Ancillary Agreement.

         SECTION 1.73. Indemnification by the Seller.

         (1) Subject to Section 11.01 hereof in the case of subclauses (i) and
(ii) below, the Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") against, and reimburse any Purchaser Indemnified Party for, any and all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (1) the inaccuracy of any representations and warranties made by the Seller or any of its Affiliates in this Agreement or any of the Ancillary Agreements, subject to Sections 10.02(c) and (d) below;

                  (2) any failure by the Seller or any of its Affiliates to perform any of its covenants or agreements under this Agreement or any of the Ancillary Agreements (other than the last sentence of Section 1.02(a) of the Transfer Agreement);

                  (3) any Assumed Liability (as defined in the Transfer Agreement); provided, however, that this subclause (iii) shall not apply to any Assumed Liability which arises out of or relates to any matter with respect to which the Purchaser would be required to indemnify the Seller under Section 10.01 or Article VII (assuming, for purposes of this proviso, that the limitations on the Purchaser's indemnification obligations set forth in subparagraphs (ii) and (iii) of, and in the proviso to, Section 10.01(b) are not applicable).

                  (4) any Loss arising out of or relating to the Actions set forth in items 1, 3, 4, 5, 8 and 10 of Section 3.08 of the Disclosure Schedule; or

                  (5) any claim or cause of action by or on behalf of any Business Employee or Former Business Employee against any Purchaser Indemnified Party for retiree medical or dental benefits under any Pearson Plan disclosed in Section 3.13(b) of the Disclosure Schedule or under any other employee benefit plan maintained by the Seller or any of its Affiliates on or prior to the Closing Date.

         (2) Notwithstanding any other provision in this Agreement to the contrary, the Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party for any Losses pursuant to Section 10.02(a):

                  (1) if such claim or demand for indemnification otherwise was resolved in connection with the Purchase Price adjustment procedures set forth in Section 2.06; or unless:

                  (2) with respect to any claim for indemnification (x) pursuant to subclause (i) of Section 10.02(a) (other than claims for indemnification for Losses arising as a result of breaches of the representations and warranties contained in Sections 3.01, 3.03 and 3.13(d)) or (y) pursuant to subclause (ii) of Section 10.02(a) for Losses arising as a result of a breach of any covenant or agreement contained in Section 5.01, such claim involves Losses in excess of $10,000 (it being understood that the Losses attributable to any such claim involving Losses of $10,000 or less shall not be applied to, or considered when calculating, the aggregate amount of the Purchaser Indemnified Parties' Losses for purposes of subclause (iv) below); and

                  (3) such Purchaser Indemnified Party has notified the Seller in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01; and

                  (4) with respect to any claim for indemnification pursuant to subclause (i) of Section 10.02(a) (other than claims for indemnification for Losses arising as a result of breaches of the representations and warranties contained in Sections 3.01, 3.03 and 3.13(d)), the aggregate amount of the Purchaser Indemnified Parties' Losses in respect of all such claims then exceeds 1% of the Purchase Price, after which the Seller shall be obligated for all such aggregate Losses of the Purchaser Indemnified Parties in respect of such claims only in excess of such amount;

provided, however, that the cumulative indemnification obligation of the Seller under this Article X in respect of subparagraphs (i) and (ii) of Section 10.02(a) shall in no event exceed 75% of the Purchase Price.

         Notwithstanding anything herein to the contrary, the provisions of this
Section 10.02 shall not apply to the breach of any representations or warranties contained in Section 3.14 or to the failure of the Seller or any of its Affiliates to perform any of their respective covenants or agreements under Article VII.

         (c) For purposes of determining whether or not there has been any inaccuracy of any representation or warranty made by the Seller or any of its Affiliates in this Agreement or any Ancillary Agreement for purposes of Section 10.02(a)(i), such determination shall be made as though such representations and warranties had been made, in the case of the representations and warranties made
(i) in Sections 3.06, 3.07, 3.16(a) and 3.20 hereof, only as of the date hereof,
(ii) in all other Sections of Article III hereof, as of the date hereof and as of the Closing Date, and (iii) in any Ancillary Agreement, as of the date of such Ancillary Agreement.

         (d) In all cases (except with respect to the representations and warranties set forth in Section 3.07), in determining whether there has been a breach of a representation and warranty by the Seller for the purposes of
Section 10.02(a), or in determining the amount of any indemnifiable Losses in connection therewith, such representation and warranty shall be deemed to have been made without any "Material Adverse Effect" qualifier therein.

         SECTION 1.74. Notification of Claims.

         (1) A party that may be entitled to be indemnified pursuant to Section
10.01 or 10.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail, to the extent known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except and only to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article X within 30 days after the receipt of written notice thereof from the Indemnified Party.

         (2) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.03(a), and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand as to which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party for under Section
10.01 or 10.02, the Indemnifying Party shall have the right to defend such claim or demand and if it elects to defend such claim or demand, it shall employ counsel reasonably acceptable to the Indemnified Party to defend such claim or demand asserted against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each have the right to participate in the defense of any claim or demand for which it is not controlling the defense, at its own expense; provided, that the reasonable fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party if (i) the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to any other party defending such claim or demand and (ii) counsel have advised that a conflict of interests exists between the Indemnifying Party and another party. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.03(a), of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is actively and diligently defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand and, in any event, shall not enter into any such settlement or compromise without giving at least five Business Days' prior written notice thereof to the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in defending any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full, complete and unconditional release of any and all liability by all relevant parties relating thereto.

         (3) Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge that the Seller has or shall assume the defense of the pending or threatened Actions referred to in subclause (iv) of Section 10.02(a).

         SECTION 1.75. Exclusive Remedies.

         (1) Following the Closing, except for specific performance of the obligations set forth in Article II and Sections 5.03, 5.07, 5.09 and 5.11 and except for the indemnification obligations specified in Section 5.02(b) (it being understood that the provisions of Section 10.03 shall apply to any claim for indemnification made pursuant to Section 5.02(b) and in Article VII, the Seller and the Purchaser acknowledge and agree that the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of the Seller and the Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party and in respect of the other matters for which indemnification is provided in such Sections.

         SECTION 1.76. Certain Adjustments. For all purposes of this Article X, "Losses" shall be net of (i) any insurance benefits actually paid to the Indemnified Party from insurance policies in connection with the facts giving rise to the right of indemnification and (ii) the value of any Tax benefits actually realized by the Indemnified Party, and if subsequent to receiving any indemnification payment as provided in this Article X, any Indemnified Party receives any insurance benefits or realizes any Tax benefits in connection with the relevant

Losses, it shall promptly pay to the Indemnifying Party either the amount of such insurance benefits, or the amount of such Tax benefits, as the case may be, but in any event not exceeding the amount of such indemnification payment.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 1.77. Survival. The representations, warranties, covenants and agreements of the Seller and the Purchaser and their respective Affiliates contained in or made pursuant to this Agreement and the Ancillary Agreements or in any certificate furnished pursuant hereto or thereto shall terminate at the Closing, except that (a) the representations and warranties made in Article III and Article IV (except as specifically set forth below) shall survive in full force and effect until the date that is eighteen months after the Closing Date,
(b) the representations and warranties contained in Section 3.03 (other than the last sentence thereof) and in Sections 3.13, 3.14 and 4.05 shall survive until the expiration of the applicable statute of limitations, (c) the representations and warranties contained in Sections 3.01 and 4.01 shall survive until the sixth anniversary of the Closing Date, (d) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, shall survive in full force and effect until 60 days following the expiration of any applicable statute of limitations and otherwise, indefinitely, (e) the covenants and agreements made in Article II shall survive in full force and effect until such time as fully complied with and (f) the covenants and agreements made in this Agreement or any of the Ancillary Agreements that are to be performed in whole or in part subsequent to the Closing Date and that, by their terms, expire on a date certain, shall survive until such date certain.

         SECTION 1.78. Expenses. Except as may be otherwise specified in Section
9.04 or elsewhere herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, and any such costs and expenses incurred by the Company during the period prior to the Closing shall, to the extent not paid on or prior to the Closing Date, be paid by the Seller.

         SECTION 1.79. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

         (1)      if to the Seller:

                  Pearson Education, Inc.
                  One Lake Street
                  Upper Saddle River, New Jersey  07458
                  Attention:  Robert Dancy, Esq.
                  Telecopier:  (201) 818-8749

                  with copies to:

                  Pearson Inc.
                  30 Rockefeller Plaza
                  50th Floor
                  New York, New York  10112
                  Attention:  President
                  Telecopier:  (212) 641-2500

                  Pearson plc
                  3 Burlington Gardens
                  London W1X 1LE
                  Attention:  Company Secretary
                  Telecopier:  011-44-171-411-2390

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Attention:  Charles Engros, Esq.
                  Telecopier:  (212) 309-6273

         (2)      if to the Purchaser:

                  IDG Books Worldwide, Inc.
                  919 E. Hillsdale Blvd., Suite 400
                  Foster City, California  94404
                  Attention:  Chief Financial Officer
                  Telecopier:  (650) 655-3294

                  with a copy to:

                  Fulbright & Jaworski L.L.P.
                  666 Fifth Avenue, 31st Floor
                  New York, New York  10103
                  Attention:  Warren Nimetz, Esq.
                  Telecopier:  (212) 752-5958

         SECTION 1.80. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the consent of the other party (such consent not to be unreasonably withheld). With respect to any such public announcement or other communication, the parties shall cooperate as to the timing (giving preference to timing considerations warranted by the listing of Seller's corporate parent on the London Stock Exchange) and contents thereof.

         SECTION 1.81. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 1.82. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 1.83. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between the Seller and the Purchaser with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

         SECTION 1.84. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, the Purchaser may assign any or all of its rights and obligations under this Agreement to a wholly-owned Subsidiary of the Purchaser, and either the Purchaser or any Subsidiary thereof may grant a security interest in its rights hereunder to any financial institution extending credit to the Purchaser or such Subsidiary; provided, however, that no such assignment or grant of a security interest shall release the Seller, the Purchaser or any such Subsidiary, as applicable, from any liability hereunder.

         SECTION 1.85. No Third-Party Beneficiaries. Except as provided in
Article X and in Sections 5.02(b) and 7.01(b), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 1.86. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

         SECTION 1.87. Governing Law; Submission to Jurisdiction, Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each of the Seller and the Purchaser agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Seller and the Purchaser hereby irrevocably and unconditionally:

         (1) submits for itself and its property in any Action relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

         (2) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

         (3) agrees that service of process in any such Action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

         (4) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

         SECTION 1.88. Recovery of Litigation Expenses. In connection with any Action between Seller, Purchaser and their respective Affiliates arising out of or related to this Agreement or any of the Ancillary Agreements, the prevailing party in such Action shall be entitled to recover all of its costs and expenses in connection with such Action or proceeding, including all costs and expenses in investigating and prosecuting or defending such Action including the reasonable fees and expenses of counsel, auditors and other consultants.

         SECTION 1.89. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 1.90. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.



                           [signature page to follow]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                           PEARSON EDUCATION, INC.


                                           By:_________________________________
                                              Name:
                                              Title:


                                           IDG BOOKS WORLDWIDE, INC.


                                           By:_________________________________
                                              Name:
                                              Title:


         The undersigned agrees to be bound by the provisions of Section 5.07(b), (c) and (e) hereof as if it were the Seller hereunder.



                                           PEARSON INC.


                                           By:_________________________________
                                              Name:
                                              Title:

                                                                 EXHIBIT 1.01(a)


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Assignment and Assumption Agreement (this "Assignment") is made and entered into immediately prior to the Closing (as hereinafter defined) on this ___ day of ______, 1999, by and between Pearson Inc., a Delaware corporation ("Assignor"), and IDG Books Worldwide, Inc., a Delaware corporation ("Assignee").

     WHEREAS, pursuant to the terms of that certain Trademark License Agreement, dated as of November 27, 1998 (the "Trademark License Agreement"), among Simon & Schuster, Inc. and Viacom International, Inc. (collectively, "Licensors"), and Assignor, Licensors granted to Assignor and its affiliates certain limited rights with respect to the Licensed Marks (as defined therein); and

     WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement, dated as of June__, 1999 (the "Stock Purchase Agreement"), between Pearson Education, Inc., a Delaware corporation, and Assignee, Assignee has agreed to purchase (such purchase, the "Transaction") all of the issued and outstanding capital stock of Macmillan General Reference USA Inc., which is engaged in the Business (as defined in the Stock Purchase Agreement); and

     WHEREAS, the Transaction is to be completed effective as of the Closing on the Closing Date, each as defined in the Stock Purchase Agreement; and

     WHEREAS, the Business is using the Licensed Marks; and

     WHEREAS, in connection with the Transaction, Assignor wishes to assign to Assignee, and Assignee wishes to accept the assignment from Assignor of, all of Assignor's rights under the Trademark License Agreement that relate to the use of the Licensed Marks in the Business (the "Assigned Rights"), and all of Assignor's liabilities and obligations under the Trademark License Agreement relating to the Assigned Rights (the "Assumed Liabilities").

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Assignor hereby irrevocably assigns, conveys, transfers, sets over, confirms and delivers to Assignee the Assigned Rights.

     2. Assignee hereby assumes all of the Assumed Liabilities, and further agrees to perform and discharge all of the Assumed Liabilities.

     3. Nothing in this Assignment is intended to convey any rights or provide for any assumption of obligations or liabilities except for the Assigned Rights and the Assumed

Liabilities. Assignor remains a party to the Trademark License Agreement, and retains all rights, liabilities and obligations under the Trademark License Agreement other than the Assigned Rights and the Assumed Liabilities.

     4. Assignee shall indemnify, defend and hold harmless Assignor, its parents, subsidiaries and affiliates and any other person that is a party to the Trademark License Agreement, and any of their respective officers, directors, employees, and shareholders (the "Indemnified Parties") against, and shall reimburse any Indemnified Party for, any and all claims, demands, suits, causes of action, losses, liabilities, obligations, damages, judgments, costs and expenses (including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement) that such Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (i) the Assigned Rights and the Assumed Liabilities, (ii) Assignee's use of the Licensed Marks or (iii) the design, manufacture, distribution, sale, shipment, provision, advertising, marketing, promotion and other exploitation by Assignee of any products or services using the Licensed Marks other than those claims which, if proven, would constitute a breach of Licensors' warranties set forth in Section 8.1 of the Trademark License Agreement. Assignor and Assignee shall resolve any indemnification claims arising from any breach of this Assignment in accordance with the terms of
Article 10.03 of the Stock Purchase Agreement.

     5. This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     6. Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the party hereto may reasonably require from time to time for the purpose of giving effect to this Assignment and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Assignment.

     7. This Assignment is for the sole benefit of the parties hereto, the Indemnified Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assignment.

     8.   This Assignment shall be governed by the laws of the State of New
York.

     9. Nothing in this Assignment shall affect or limit in any way the rights of Assignor or Assignee to indemnification as set forth in the Stock Purchase Agreement.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.


PEARSON INC.


By:
   -----------------------------------
Name:
Title:


IDG BOOKS WORLDWIDE, INC.


By:
   -----------------------------------
Name:
Title:


            [Signature page to Assignment and Assumption Agreement]

                                                              EXHIBIT 1.01(b) to
                                                        STOCK PURCHASE AGREEMENT





                               TRANSFER AGREEMENT


                                     between


                      MACMILLAN GENERAL REFERENCE USA INC.


                                       and


                                   AHSUOG INC.


                            Dated: ____________, 1999

                               TABLE OF CONTENTS

ARTICLE I.....................................................................    1
          TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES.......................    1
          1.01   Transfer of Assets...........................................    1
                 (a) Assumed Business Assets..................................    1
                 (b) Assumed Receivable.......................................    2
          1.02   Liabilities..................................................    3
                 (a) Assumed Liabilities......................................    3
                 (b) Retained Liabilities.....................................    4
          1.03   Employee Matters.............................................    4
          1.04   Further Assurances; Post-Closing Cooperation.................    4
                 (a) Further Assurances.......................................    4
                 (b) Power of Attorney........................................    5

ARTICLE II....................................................................    5
          EFFECTIVENESS OF AGREEMENT..........................................    5

ARTICLE III...................................................................    6
          DEFINITIONS.........................................................    6
          3.01   Definitions..................................................    7
          3.02   Certain Capitalized Terms....................................    7

ARTICLE IV....................................................................    7
          MISCELLANEOUS.......................................................    7
          4.01   Notices......................................................    9
          4.03   Waiver.......................................................    9
          4.04   Amendment....................................................    9
          4.05   No Third Party Beneficiary...................................    9
          4.06   No Assignment; Binding Effect................................    9
          4.07   Headings.....................................................   10
          4.08   Governing Law................................................   10
          4.09   Counterparts.................................................   10

Schedule A       Assumed Titles
Schedule B       Transferred Employees

                               TRANSFER AGREEMENT

     This TRANSFER AGREEMENT (this "Agreement"), dated ___________, 1999, between MACMILLAN GENERAL REFERENCE USA INC., a Delaware corporation ("MGR"), and AHSUOG INC., a California corporation ("Ahsuog").


                                   WITNESSETH:

     WHEREAS, MGR is engaged in (a) the business of publishing (or licensing or sublicensing for publication) the Elements Titles and titles published under the imprints, series, colophons or brands The Complete Idiot's Guides and The Lazy Way and (b) the library reference publishing business (collectively, the "Assumed Business");

     WHEREAS, Pearson Education, Inc., a Delaware corporation ("Pearson"), and IDG Books Worldwide, Inc., a Delaware corporation ("IDG"), are parties to that certain Stock Purchase Agreement dated as of June 29, 1999 (as in effect on the date hereof, the "Purchase Agreement"), which Purchase Agreement contemplates that, immediately following the consummation of the transactions contemplated by this Agreement, IDG will purchase all of the issued and outstanding stock of MGR; and

     WHEREAS, MGR desires to transfer, sell and assign the Assumed Business Assets, the Assumed Receivables and the Assumed Liabilities (each as herein defined) to Ahsuog, and Ahsuog desires to accept all of the Assumed Business Assets and the Assumed Receivables and to assume all of the Assumed Liabilities, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

     1.01 Transfer of Assets.

          (a) Assumed Business Assets. Effective as of the Effective Time, MGR hereby sells, transfers, conveys and assigns to Ahsuog all of MGR's right, title and interest in, to and under all of the assets used or held for use primarily in connection with the Assumed Business including, without limitation, the following assets (collectively, the "Assumed Business Assets"):

               (i) the Elements Titles and all titles published under the imprints, series, colophons or brands The Complete Idiot's Guides and The Lazy Way, including without limitation the titles set forth on Schedule A hereto (collectively, the "Assumed Titles");

               (ii) all copyrights, trademarks and other Intellectual Property relating primarily to any Assumed Title or otherwise to the Assumed Business;

               (iii) all inventories of raw materials, work-in-process, finished goods, products under research and development and other supplies, packaging materials and other accessories related thereto which are used or held for use by MGR primarily in the conduct of the Assumed Business;

               (iv) all Contracts which relate primarily to any Assumed Title or to the Assumed Business (the "Assumed Contracts");

               (v) all accounts receivable and notes, bonds and other evidences of rights to receive payments arising out of sales ("Accounts Receivable"), to the extent that such sales occurred in the conduct of the Assumed Business; and

               (vi) all rights, claims, privileges and causes of action of MGR relating primarily to the Assumed Business or any Assumed Business Asset or relating to any Assumed Liability.

          (b) Assumed Receivables. Effective as of the Effective Time, to the extent that the same do not constitute Assumed Business Assets, MGR hereby sells, transfers, conveys and assigns to Ahsuog all of MGR's right, title and interest in, to and under all Accounts Receivable of MGR as of the Effective Time (determined using the same accounting policies, principles and methodologies used in preparing the 1998 Pro Forma Financial Statements and the Statement of Adjusted Assets set forth in Schedule 2.06(a) to the Purchase Agreement and using the Specified Accounting Policies) (the "Assumed Receivables"), other than the Excluded Receivables.

          (c) Excluded Receivables. Notwithstanding anything in this Agreement to the contrary, the following Accounts Receivable of MGR (the "Excluded Receivables") shall be excluded from and shall not constitute Assumed
Receivables:

               (i) net Accounts Receivable under MGR's Contracts with Weight Watchers International, Inc.;

               (ii) net Accounts Receivable attributable to the production and sale of "Chek Chart" products; and

               (iii) net subrights receivables.

     1.02 Liabilities.

          (a) Assumed Liabilities. In consideration of the sale, transfer, conveyance and assignment to it of the Assumed Business Assets and the Assumed Receivables pursuant to this Agreement, effective as of the Effective Time, Ahsuog hereby assumes and agrees to pay, perform and discharge when due all of the following liabilities and obligations of MGR (the "Assumed Liabilities"), and no others:

               (i) all liabilities and obligations of MGR that relate primarily to the conduct of the Assumed Business, including without limitation (x) all liabilities and obligations of MGR with respect to accounts payable of MGR that relate primarily to the conduct of the Assumed Business, (y) all liabilities and obligations of MGR under or in respect of the Assumed Contracts and (z) the Assumed Business Employment Liabilities;

               (ii) all liabilities and obligations of MGR with respect to all accounts payable of MGR as of the Effective Time (determined using the same accounting policies, principles and methodologies used in preparing the 1998 Pro Forma Financial Statements and the Statement of Adjusted Assets set forth in Schedule 2.06(a) and using the Specified Accounting Policies) other than any such accounts payable which constitute Retained Liabilities (as defined below);

               (iii) to the extent not included in subparagraph (i) or (ii) above, all liabilities and obligations of MGR with respect to accounts payable for paper, printing, binding and other similar tangible items received by MGR prior to the Effective Time (whether or not invoices therefor are received before or after the Effective Time), but only to the extent that such items were used in preparing products which are reflected in MGR's inventory as set forth in the Final AA Statement;

               (iv) all liabilities and obligations of MGR with respect to the fees, charges and disbursements of third party providers of marketing, consulting and other professional services and occupancy services (whether or not invoices therefor are received before or after the Effective Time), but only to the extent that such fees, charges and disbursements are for services rendered prior to the Effective Time; and

               (v) all liabilities and obligations of MGR (including, without limitation, Tax liabilities) that arise from the sale, transfer, conveyance and assignment of the Assumed Business Assets to Ahsuog pursuant hereto.

     From and after the Effective Time, (A) MGR shall have no liability for the Assumed Liabilities and (B) Ahsuog shall discharge in a timely manner or make adequate provision for all of the Assumed Liabilities, provided that Ahsuog shall have the ability to contest, in good faith, any claim of liability asserted in respect thereof by any Person.

     (b) Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations of MGR other than the Assumed Liabilities shall be retained by MGR (the "Retained Liabilities") including, without limitation, the following:

               (i) all accounts payable (including, for this purpose, accrued liabilities and deferred revenues) attributable to the production and sale of "Chek Chart" products; and

               (ii) all obligations and liabilities of MGR under or in respect of Contracts (other than the Assumed Contracts), including, without limitation, all obligations to make guaranteed payments under MGR's Contracts with Weight Watcher's International, Inc.

     Ahsuog shall have no liability for the Retained Liabilities. MGR shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that MGR shall have the ability to contest, in good faith, any claim of liability asserted in respect thereof by any Person.

     1.03 Employee Matters.

     Effective as of the Effective Time, the employment of all employees of MGR identified on Schedule B hereto shall be transferred to Ahsuog, and Ahsuog shall assume all liabilities and obligations of MGR (including liabilities and obligations for compensation and benefits) related to the employment of such employees by MGR (the "Assumed Business Employment Liabilities").

     1.04 Further Assurances; Post-Closing Cooperation.

          (a) Further Assurances. At any time or from time to time after the Closing, at Ahsuog's request and expense, MGR shall, or shall cause its Affiliates to, execute and deliver to Ahsuog such proper instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Ahsuog may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Ahsuog, and to confirm Ahsuog's title to, all of the Assumed Business Assets and the Assumed Receivables, and, to the full extent permitted by Law, to put Ahsuog in actual possession and operating control of the Assumed Business, the Assumed Business Assets and the Assumed Receivables and to assist Ahsuog in exercising all rights with respect thereto, and otherwise to cause MGR to fulfill its obligations under this Agreement. Following the Closing, IDG and

Pearson shall each forward to the other any invoices that each receives which relates to any goods or services provided to MGR for which it is not liable hereunder, and the other party shall directly pay such invoice or such portion thereof for which it is liable hereunder, provided that, the party responsible for such invoice shall be permitted, at its option, to contest such liability in good faith by appropriate proceedings initiated directly with the creditor in question.

          (b) Power of Attorney. Effective on the Closing Date, MGR constitutes and appoints Ahsuog the true and lawful attorney of MGR, with full power of substitution, in the name of MGR, but on behalf of and for the benefit of Ahsuog, at all times from and after the Effective Time: (i) to demand, receive and collect from time to time all or any of the Assumed Business Assets and Assumed Receivables and to make endorsements and give receipts and releases for and in respect of the same or any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions that Ahsuog may deem proper in order to collect, assert or enforce any claim, right or title of any kind in, to or under any of the Assumed Business Assets or Assumed Receivables, (iii) to defend, compromise and settle any and all Actions in respect of any of the Assumed Business Assets or Assumed Receivables; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through
(iii) as Ahsuog shall deem desirable. MGR acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. MGR shall execute and deliver to Ahsuog at the Closing an acknowledged power of attorney to the foregoing effect. Ahsuog shall indemnify and hold harmless MGR from any and all Losses caused by or arising out of any breach of Law by Ahsuog in its exercise of such power of attorney.


                                   ARTICLE II

                           EFFECTIVENESS OF AGREEMENT

     On the Closing Date, as of the time (the "Effective Time") immediately prior to the effective time of the Closing, subject only to (1) the due execution and delivery of the Purchase Agreement and (2) the prior or contemporaneous satisfaction (or waiver by the appropriate Person) of all of the conditions set forth in Article VIII of the Purchase Agreement, this Agreement shall be deemed to be effective and consummated and shall be binding on and enforceable against the parties hereto, provided that if the Closing Date shall for any reason not occur on the date hereof, this Agreement shall be deemed to be rescinded and shall be void and of no force or effect.

                                   ARTICLE III

                                   DEFINITIONS

     3.01 Definitions.

          (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "Agreement" means this Transfer Agreement and the Schedules hereto, as the same may be amended from time to time.

          "Ahsuog" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "Assumed Business" has the meaning ascribed to it in the recitals to this Agreement.

          "Assumed Business Assets" has the meaning ascribed to it in Section 1.01(a).

          "Assumed Contracts" has the meaning ascribed to it in Section 1.01(a).

          "Assumed Liabilities" has the meaning ascribed to it in Section
1.02(a).

          "Assumed Receivables" has the meaning ascribed to it in Section
1.01(b).

          "Assumed Titles" has the meaning set forth in Section 1.01(a).

          "Effective Time" has the meaning ascribed to it in Article II.

          "Excluded Receivables" has the meaning ascribed to it in Section 1.01(c).

          "IDG" has the meaning ascribed to it in the recitals to this Agreement.

          "MGR" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "Pearson" has the meaning ascribed to it in the recitals to this Agreement.

          "Retained Liabilities" has the meaning ascribed to it in Section 1.02(b).

          (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof", "herein", "hereby" and derivative or similar words refer to this entire Agreement; and
(iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement.

     3.02 Certain Capitalized Terms.

          Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.


                                   ARTICLE IV

                                  MISCELLANEOUS

     4.01 Notices.

          All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

          If to MGR, to:

          IDG Books Worldwide, Inc.
          919 E. Hillsdale Blvd., Suite 400
          Foster City, California 94404
          Attention:  Chief Financial Officer
          Telecopier:  (650) 655-3294

          with a copy to:

          Fulbright & Jaworski L.L.P.
          666 Fifth Avenue, 31st Floor
          New York, New York 10103
          Attention:  Warren Nimetz, Esq.
          Telecopier:  (212) 752-5958

          If to Ahsuog, to:

          Pearson Education, Inc.
          One Lake Street
          Upper Saddle River, New Jersey  07458
          Attention:  Robert Dancy, Esq.
          Telecopier:  (201) 818-8749

          with copies to:

          Pearson Inc.
          30 Rockefeller Plaza
          50th Floor
          New York, New York  10112
          Attention:  President
          Telecopier:  (212) 641-2500

          Pearson plc
          3 Burlington Gardens
          London W1X 1LE
          Attention:  Company Secretary
          Telecopier:  011-44-171-411-2390

          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York  10178
          Attention:  Charles Engros, Esq.
          Telecopier:  (212) 309-6273

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 4.01, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section 4.01, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 4.01, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 4.01). Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to each other party hereto.

     4.02 Entire Agreement.

          This Agreement supersedes all prior discussions and agreements between the parties hereto with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof .

     4.03 Waiver.

          Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     4.04 Amendment.

          This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     4.05 No Third Party Beneficiary.

          The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

     4.06 No Assignment; Binding Effect.

          This Agreement shall not be assigned by operation of law or otherwise, except that after the Effective Time, either MGR or Ahsuog may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, however, that no such assignment shall release MGR or Ahsuog, as the case may be, from any liability hereunder. Subject to the immediately preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     4.07 Headings.

          The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     4.08 Governing Law.

          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     4.09 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto by a duly authorized officer of each such party as of the date first above written.


                                  MACMILLAN GENERAL REFERENCE USA INC.


                                  By:
                                     ---------------------------------
                                     Name: Robert Dancy
                                     Title:  Senior Vice President and Secretary


                                  AHSUOG INC.


                                  By:
                                     ---------------------------------
                                     Name: Robert Dancy
                                     Title:  Senior Vice President and Secretary

                                   SCHEDULE A

                                 LIST OF TITLES

                                   SCHEDULE B

Gary Krebs
Carl Fischer
Phil Kitchell
Amy Zavatto
Amy Gordon
Randi Ladenheim-Gill
Michelle Reed
David Thomas
Mary Hunt
Angela Calvert
Kelly Cain

                                                                 EXHIBIT 1.01(c)


                      INTERNATIONAL DISTRIBUTION AGREEMENT


     INTERNATIONAL DISTRIBUTION AGREEMENT (this "Agreement") is made as of , 1999 (the "Effective Date"), by and between Pearson Education, Inc., a corporation organized under the laws of the State of Delaware ("Distributor"), and Macmillan General Reference USA Inc., a corporation organized under the laws of Delaware ("Publisher").

                              W I T N E S S E T H:

     WHEREAS, Publisher is the owner of rights to, and does and will from time to time publish, various English language books, series of books and other titles acquired by Publisher, with which Distributor is familiar by reason of the sale of Publisher to IDG Books Worldwide, Inc. ("IDGB") pursuant to that certain Stock Purchase Agreement, dated June ___, 1999 (the "Purchase Agreement"), including, without limitation, any text, reference and ancillary materials (including, without limitation, software packaged with books), revisions and new editions thereof and additional products published by Publisher (collectively, the "Products"); and

     WHEREAS, Publisher desires to appoint Distributor to sell, market and distribute the Products in the territory described in Exhibit A attached hereto (the "Territory"), and Distributor desires to accept such appointment.

     NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:


                                   SECTION 1.

                    APPOINTMENT OF INTERNATIONAL DISTRIBUTOR

     1.1  Appointment of International Distributor.

          (1) Generally. Subject to the assignment provisions in Section 15.9 hereof, Publisher hereby appoints for the Term (as defined herein) Distributor, and Distributor hereby accepts the appointment, as Publisher's exclusive international distributor for the sale, marketing and distribution of the Products in all markets and channels of distribution in the Territory.

          (2) Use of Subdistributors and Representatives. Distributor may exercise its rights and carry out its obligations hereunder either directly or indirectly through one or more of its Affiliates or through subdistributors, sublicensees, commissioned sales representatives and/or marketing or other representatives appointed by Distributor from time to time in its sole discretion.

                                   SECTION 2.

                                     TERM

     2.1 Term. This Agreement shall remain in effect from the Effective Date through December 31, 1999 (the "Term"), unless and until earlier terminated pursuant to any of the provisions for termination set forth herein. Not later than October 1, 1999, each party hereto must either (a) begin negotiating in good faith with the other party hereto the terms of a new international distribution agreement (the "New Agreement") or (b) notify the other party hereto of its intention to not enter into a New Agreement.


                                   SECTION 3.

                              ORDERS AND RETURNS

     3.1  Orders and Shipments.

          (1) Placement and Acceptance of Orders. All orders placed by Distributor shall include (i) the quantity of Products ordered, (ii) identification number (i.e., ISBN) and title of each Product ordered and (iii) the method, time and place of Product shipment and delivery. Publisher shall accept and fill all orders received from Distributor and deliver the Products ordered to the place of delivery specified by Distributor on or before the required delivery date.

          (2) Costs. Distributor shall pay all freight costs (including U.S. inland shipping costs, overseas air and sea freight costs, shipping costs within the Territory, customs costs, duties, taxes, insurance and other related freight costs) for the Products it ordered. Title to the Products (and risk of loss therefor) shall pass to Distributor upon delivery to Distributor's agent (point of origin) in the U.S.

     3.2  Returns.

          (a) During the period commencing on the first day of the Term, and ending on the Returns Termination Date (as defined below), Distributor shall accept returns from customers in the ordinary course of business and shall pay refunds, or issue credits, to customers in respect of such returns in accordance with Distributor's past practices. Within twenty days following the end of each month during the Term, Distributor shall ship such returns which are saleable and not out of print to Publisher, as applicable, and within 20 business days following receipt of such returns, Publisher shall pay to Distributor, or otherwise offset such amounts against balances owed by Distributor, the "landed cost" (unit manufacturing cost plus freight) in respect of such returns.

          (b) Following the date which is five months after the last day of the Term, (the "Returns Termination Date"), with respect to any returns that customers attempt to make with Distributor, Distributor shall have the option:
(i) to decline to accept such returns from customers and direct customers to make returns directly to Publisher or (ii) to accept such returns from customers without issuing credits to such customers and to ship such returns to Publisher at Publisher's expense.


                                   SECTION 4.

                             PRICING AND PAYMENTS

     4.1  Pricing, Discounts and Payments.

          (1) Purchase Price. The purchase price of the Products sold to Distributor pursuant to this Agreement shall be the aggregate of:

               (1) the unit manufacturing cost of producing the Products (which shall be paper, printing and binding expenses only and, for greater certainty, shall exclude any plant or development costs); plus

               (2) 28% of Net Sales.

          (2) Royalty Payments. Publisher shall be responsible for the payment of all royalties or other amounts payable to authors (or others whose intellectual property is included in the Products) in respect of sales of Products by Publisher to Distributor (or to any person appointed by Distributor pursuant to Section 1.1(b)) and in respect of sales of Products by Distributor (or by any person appointed by Distributor pursuant to Section 1.1(b)).

          (3) Establishment of Selling Price. Although a U.S. retail price may be shown on the cover of each Product, Distributor will set the actual selling price of each Product.

          (4) Payment of Purchase Price. Distributor shall pay, in U.S. currency by wire in immediately available funds, the purchase price for the Products sold to Distributor pursuant to this Agreement as follows:

               (1) with respect to the portion of the purchase price due under
          Section 4.1(a)(i), Publisher shall furnish to Distributor at the time of shipment of a Product an invoice setting forth the unit manufacturing cost of such Product and Distributor shall pay the amount shown on such invoice within 90 days after the date of Publisher's invoice therefor; and

               (2) with respect to the portion of the purchase price due under
          Section 4.1(a)(ii), Distributor shall provide a written statement to Publisher within 20 days after the end of each month, which statement shall set forth the Net Sales (in U.S. dollars) applicable to those Products sold during such month. Distributor shall pay the portion of the purchase price due under
          Section 4.1(a)(ii) within 90 days after the date of each such statement. Distributor agrees to send invoices promptly following shipment of the Products.

If the invoice price of any Product from Distributor to its customer is stated in a currency other than U.S. dollars, then, for the purpose of determining Net Sales, such invoice price shall be converted into U.S. dollars at the exchange rate between those two currencies quoted by the Federal Reserve Bank in New York on the last business day of the month in which the sale is deemed to have occurred.

     4.2 Non-Payment. Delinquent payments due under Section 4.1(d)(i) or 4.1(d)(ii), as the case may be, shall begin to accrue interest at the rate of 15% per annum, commencing on the first business day after the payment due date and Publisher shall promptly notify Distributor of such non-payment. Any dispute or difference between Publisher and Distributor as a result of or arising out of the matters specified in this Section 4.2 shall be resolved by an Independent Arbitrator in accordance with Section 13.1.


                                   SECTION 5.

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1 Representations, Warranties and Covenants of Publisher. Publisher represents, warrants and covenants to Distributor, and agrees with Distributor, that:

          (1) Title; No Liens. Publisher has all right, title and interest in the Products and the Products are free from all liens, security interests and other similar encumbrances.

          (2) Intellectual Property Rights in the Products. Except as Publisher otherwise may disclose in writing to Distributor from time to time with respect to particular Products and particular portions of the Territory, to Publisher's knowledge, Publisher has and will continue to have throughout the Term all copyright, trademark, trade name and other intellectual property and proprietary rights in the Products necessary to the performance of this Agreement by Publisher and Distributor, and Publisher's publication, manufacture, distribution and sale of the Products and Distributor's distribution and sale of the Products within the Territory. So long as Distributor acts in accordance with such written disclosures, to Publisher's knowledge, Distributor's exercise of the rights granted to it hereunder with respect to all Products furnished under this Agreement do not and will not infringe or violate any copyright, trademark, trade name or other intellectual property, proprietary or other right of any person. Publisher will use Commercially Reasonable Efforts to obtain and maintain all copyrights, trademarks, trade names and other intellectual property and proprietary rights in the Products necessary for the performance of this Agreement by Publisher and Distributor in all portions of the Territory, in each case consistent with prior practice or as Distributor otherwise may reasonably request.

          (3) Authority. Publisher has the right and power to enter into this Agreement and to grant the rights granted hereunder and Publisher has not granted, and will not grant, rights or licenses to any other person or entity which infringe upon or conflict with the rights granted to Distributor hereunder.

          (4) No Approvals. Except as Publisher otherwise may disclose in writing to Distributor from time to time with respect to particular Products and particular portions of the Territory, to Publisher's knowledge no registration with or approval of any government agency or commission of any jurisdiction is necessary for the performance by Publisher of any of the terms of this Agreement or for the validity and enforceability hereof. Publisher will use Commercially Reasonable Efforts to make all registrations (not including copyright registrations) with and shall use Commercially Reasonable Efforts to obtain the approval of each government agency and commission in each jurisdiction in the Territory that may be necessary, to be determined by Publisher in its sole judgment, for the performance by Publisher of this Agreement.

          (5)  Covenants.

               (1) Publisher shall not require Distributor to maintain any branch, warehouse or distribution facility for the Products in any particular country within the Territory.

               (2) Publisher shall not appoint any other person, nor shall Publisher itself act, directly or indirectly, as an exclusive or non-exclusive distributor, subdistributor, commissioned sales representative and/or marketing or other representative for the Products (or adaptations of the Products) in the Territory.

               (3) Except with respect to Export Sales and Redistribution Sales (as defined below), Publisher shall forward all inquiries and orders for the purchase of the Products (or adaptations of the Products) in the Territory to Distributor within three business days after receipt thereof.

               (4) Publisher shall not sell the Products (or adaptations of the Products) to persons in the Territory or ship any Products to any location in the Territory other than as directed by Distributor. Publisher shall refer any third party requesting such a sale or shipment to Distributor. In addition, Publisher shall not sell the Products (or adaptations of the Products) to persons outside the Territory that Publisher has reason to believe intend to export the Products (or adaptations of the Products) to the Territory or that Publisher has reason to believe intend to sell, directly or indirectly, the Products (or adaptations of the Products) in the Territory. Notwithstanding the foregoing, Publisher shall not be in violation of this Section with respect to any incidental sales to any person outside the Territory whose primary business activity with respect to books is as an exporter and who Publisher has reason to believe intends to export the Products to the Territory ("Export Sales") that occur within the Term and with respect to any incidental sales to any person outside the Territory (other than a person whose primary business activity with respect to books is as an exporter) that Publisher has reason to believe intends to sell, directly or indirectly, the Products (or adaptations of the Products) in the Territory ("Redistribution Sales"). For purposes of this Agreement, Publisher shall be deemed to have reason to believe sales are being made into the Territory for any sales by Publisher or any of its Affiliates to customers having special pricing or other terms applicable to international sales where Publisher or any of its Affiliates makes sales to such customers on terms consistent with such special pricing or other terms.

     5.2 Representations, Warranties and Covenants of Distributor. Distributor represents, warrants and covenants to Publisher, and agrees with Publisher, that:

          (1) Authority. Distributor has the right and power to enter into this Agreement and to perform its obligations hereunder.

          (2) No Violations. Distributor shall not ship any Product to any location in the Territory that Publisher has previously and timely disclosed in writing to Distributor would cause a violation of the copyright, trademark, trade name or other intellectual property, proprietary rights or other rights of any other person or legal entity.

          (3) Commercially Reasonable Efforts. Distributor agrees to use Commercially Reasonable Efforts (i) to market, advertise and promote the Products within the Territory and (ii) to make sales of the Products in the Territory; provided, that the failure to actually achieve any such maximization shall not in and of itself constitute a breach of this Agreement.

          (4) Withholding Tax. Distributor shall deduct and withhold from the amounts due to Publisher hereunder any amount that Distributor reasonably determines is required so to be deducted or withheld for or on account of any tax, levy, impost, duty, assessment or fee imposed by any government or other taxing authority (a "Tax"). For purposes of this Agreement, any amount of Tax deducted or withheld by Distributor shall be considered to have been duly paid by Distributor to Publisher in accordance with the terms hereof. Whenever Distributor believes it is required by applicable law to withhold any such Tax, Distributor will notify Publisher of such fact and, if requested by Publisher, will explore with Publisher commercially reasonable means of minimizing any such Tax.

     5.3 Survival. The foregoing representations and warranties shall be true as of the date of this Agreement. In addition, the representations and warranties set forth in Sections 5.1(a), (b) and (c) and 5.2(a) shall remain true at all times during the term of this Agreement and after the term of this Agreement while the parties are exercising any of the rights granted to them hereunder.


                                   SECTION 6.

                           ADVERTISING AND PROMOTION

     6.1 Promotional Materials. In order for Distributor to better promote the Products, Publisher shall provide Distributor with:

          (1) product information (in electronic or printed format, as available) on each version of the Products in English, at no charge;

          (2)  a monthly publication schedule for the Products, at no charge;

          (3) such number of copies of catalogs, promotional materials and display materials for each of the Products as Distributor shall reasonably request and purchase at the unit manufacturing cost of producing such catalogues, promotional materials and display materials (which shall be paper, printing and binding expenses only and, for greater certainty, shall not include any plant or development costs) plus freight; and

          (4) 15 copies of each of the Products for review, in-house use and promotional distribution to key customers, at no charge (which promotional copies shall not be resold).


                                   SECTION 7.

                         INTELLECTUAL PROPERTY RIGHTS

     7.1  Right to Use Intellectual Property.

          (1) Usage. Distributor may use Publisher's logos, trademarks, service marks and trade names (the "Intellectual Property Rights") on a non-exclusive basis (and with respect to the sale of Products in the Territory, on an exclusive basis) with the right to sublicense to those persons described in
Section 1.1(b) for the duration of the Term solely for promotion, packaging and advertising purposes in connection with selling and distributing the Products in the Territory. Such use by Distributor shall include appropriate legal and marketing notices reasonably required by Publisher from time to time, and shall be done in a manner so as to preserve the high quality and goodwill associated with the Products consistent with past practices.

          (2) Reservation of Rights. Publisher shall retain all right, title and interest in the Intellectual Property Rights and Distributor will not obtain any rights therein (other than the limited license described above). Distributor agrees, at Publisher's cost, to execute any document reasonably requested by Publisher to confirm such rights in Publisher.

     7.2  Infringements.

          (1) Procedures for Pursuing Claims. Distributor shall notify Publisher promptly in the event that it becomes aware of any actual or potential infringement or misappropriation of any of Publisher's intellectual property rights in any Product. If Publisher owns the intellectual property rights at issue or, with respect to intellectual property rights Publisher uses by license from third parties, where Publisher has the ability by agreement to prosecute or otherwise pursue such infringement or misappropriation, Publisher shall have the sole right and authority to prosecute and otherwise make a claim with respect to such infringement or misappropriation. If Publisher elects to prosecute or otherwise make a claim with respect to such infringement or misappropriation, all costs and expenses associated with such actions shall be borne by Publisher, and Publisher shall be entitled to recover any and all amounts as a result of such infringement or misappropriation. Notwithstanding the foregoing, Publisher may abandon such activity at any time without liability to Distributor. Publisher shall have no liability to Distributor in the event that Publisher is unable to halt the infringement or misappropriation of Publisher's intellectual property rights by any third party. For the avoidance of doubt, Distributor shall have no rights or authority to pursue any such infringement or misappropriation claims.


     7.3  Registration of Copyrights.

          (1) Procurement. If Distributor desires that a copyright in a Product be registered in any part or all of the Territory where Publisher has not procured such registration as provided in Section 5.1(b), then Distributor shall be entitled to take any action that it deems necessary or desirable to procure such registration in each case at its expense, but only with the prior written consent of Publisher.

          (2) Consent of Publisher to Disclose Name. Where, in Distributor's judgment, it is necessary to use Publisher's name to take any of the actions contemplated by Section 7.3(a), Distributor shall be entitled to do so for such purpose but only with the prior written consent of Publisher.

     7.4 Information. Distributor and Publisher will keep each other reasonably informed with respect to all actions taken by each of them pursuant to Sections
7.2 and 7.3.

                                   SECTION 8.

                               PRODUCT WARRANTY

     8.1 Publisher's Product Warranties. Upon receipt of any warranty claim that is made in a timely and prompt fashion, Publisher shall make reasonable efforts to correct any significant reproduction error in the Products, provided such error relates to the proper functioning of the Products and has not been caused by negligence on the part of Distributor or any third party, computer malfunction, or other causes external to the Products.

     8.2 Distributor's Product Warranties. As between Publisher and Distributor, Distributor shall be liable for any representations or warranties made by it, without the approval of Publisher, in its advertising, brochures or manuals with respect to the Products.

     8.3 Limitation on Product Warranties. THE WARRANTIES DESCRIBED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                   SECTION 9.

                                CONFIDENTIALITY

     9.1 Confidentiality Restrictions. Each party agrees that the other party has a proprietary interest in any information provided by it, whether in connection with this Agreement or otherwise, whether in written or oral form, which is (i) a trade secret, confidential or proprietary information (such as pre-publication manuscript, title profile, publication plan or schedule, preliminary interior or cover design, trademark or copyright application, cost data, customer or supplier list, and/or any other material referring to same),
(ii) not publicly known, or (iii) annotated by a legend, stamp or other written identification as confidential or proprietary information (hereinafter referred to as "Proprietary Information"). Each party shall disclose the Proprietary Information provided by the other party only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the Term, the party receiving Proprietary Information shall hold, and shall cause such agents and employees to hold, such Proprietary Information in strict confidence. During and after the Term, such receiving party shall not, and shall cause its agents and employees not to, use the Proprietary Information for any purpose other than in connection with discharging its duties and exercising its rights pursuant to this Agreement. The receiving party shall, at its expense, return to the disclosing party the Proprietary Information provided by such disclosing party as soon as practicable after the termination or expiration of this Agreement. During the Term and thereafter, all such Proprietary Information shall remain the exclusive property of the party which provided it. The rights and obligations under this Section shall also apply to any subdistributors, commissioned sales representatives and/or marketing or other representatives that the receiving party may engage in connection with its obligations under this Agreement.

     9.2 Permitted Disclosures. Notwithstanding anything contained in this Agreement to the contrary, each party shall not be liable for a disclosure of the Proprietary Information of the other party if the information so disclosed:
(i) was in the public domain at the time of disclosure without breach of this Agreement; (ii) was known to or contained in the records of the receiving party from a source other than the providing party at the time of disclosure by the providing party to the receiving party and can be so demonstrated; (iii) was independently developed and is so demonstrated by the receiving party; or (iv) becomes known to the receiving party from a source other than the providing party without breach of any obligation of confidentiality to the providing party and can be so demonstrated.


                                   SECTION 10.

                          COMPLIANCE WITH LOCAL LAWS

     10.1 Compliance by Distributor. Distributor shall comply with all laws and regulations in each country in the Territory applicable to the performance of its obligations under this Agreement.

     10.2 Compliance by Publisher. Publisher shall comply with all laws and regulations applicable to the performance of its obligations under this Agreement including, but not limited to, all U.S. laws and regulations relating to the control of exports or the transfer of technology. Distributor hereby acknowledges that some of the Products may be subject to export controls of the United States and agrees that Publisher shall not be obligated to transfer such Products, directly or indirectly, to any destination contrary to the requirements of the export control laws of the United States.


                                   SECTION 11.

                                  TERMINATION

     11.1 Termination upon Bankruptcy Event. Either party shall have the right to terminate this Agreement by giving written notice to the other party in the event that such other party files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if such party discontinues or dissolves its business, or if a receiver is appointed for such party or for such party's business and such receiver is not discharged or its appointment stayed within 120 days.

     11.2 Termination upon Default. Except as otherwise provided in Section 11.3, either party may terminate this Agreement on 30 days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, no such termination shall be effective if during such 30-day period, the breaching party either (i) has cured such breach or (ii) in the case of any matter incapable of being cured within 30 days, has initiated efforts to cure such breach and has completed such cure within 90 days following delivery of notice of termination. Any party receiving a notice of termination pursuant to this Section 11.2 that disputes such termination or any matter relating to such notice of termination may request arbitration pursuant to
Section 13.

     11.3 Termination Upon Payment Default. Publisher may terminate this Agreement on 30 days' written notice to the Distributor in the event that Distributor has not paid Publisher the amounts then due under Section 4.1(d).

     11.4 Termination Following Governmental Restrictions. In the event that any governmental entity requires material changes to be made to the terms of this Agreement or the relationship between the parties, either party may terminate this Agreement upon 120 days' written notice.


                                   SECTION 12.

                            POST-TERMINATION RIGHTS

     12.1 Delivery of Inventory Schedule. Not more than 15 days after the expiration or termination of this Agreement, Distributor shall provide Publisher with a schedule of all inventory of Products then on hand, which schedule Publisher and Distributor acknowledge will be updated by Distributor to reflect returns subsequent to the expiration or termination of this Agreement and before the final accounting pursuant to Section 12.2 (the "Inventory"). All of such Inventory shall be returned by Distributor to Publisher (with Publisher paying costs for freight) on the same day as Distributor delivers such schedule to Publisher and accepted for return by Publisher at original unit manufacturing cost. All arrangements for shipment and delivery are Distributor's responsibility and all freight and related costs are Publisher's responsibility.

     12.2 Final Accounting. Within 120 days after such expiration or termination, Publisher and Distributor shall complete a final accounting of all amounts, if any, due and payable by Distributor under Section 4 and all amounts due and payable by Publisher on account of return of Inventory by Distributor. If the parties cannot agree on a final accounting, then such issue shall be submitted to an Independent Accounting Firm to resolve in a binding manner, on an expedited basis, after hearing the views of Publisher and Distributor. The cost of the Independent Accounting Firm's review and determination shall be borne equally by the parties hereto. Within 15 days after such agreement or determination, the party that owes money pursuant to the accounting shall pay such sum owed to the other party.

                                   SECTION 13.

                               DISPUTE RESOLUTION

     13.1 Arbitration. Any dispute or difference between Publisher and Distributor as a result of or arising out of the matters specified in Sections 4.2, 11.2 or 11.3 or otherwise arising out of the matters set forth in this Agreement shall be resolved by an Independent Arbitrator. Any party seeking arbitration pursuant to this Section 13 shall give notice (the "Notice of Arbitration") to the other party specifying in reasonable detail the items in dispute. The parties shall seek to cause the appointment of the Independent Arbitrator as promptly as practicable following delivery of a Notice of Arbitration. The Independent Arbitrator shall use commercially practicable efforts to make a final determination (which determination shall be final, binding and non-appealable on or by the parties hereto) of any matter that is the subject of such disagreement, within 30 days following the selection of such Independent Arbitrator. The cost of the Independent Arbitrator's review and determination shall be paid by the party against which a determination is made or as the Independent Arbitrator shall otherwise allocate such costs in its sole discretion. During the 30-day review by the Independent Arbitrator, Publisher and Distributor will each make available to the Independent Arbitrator interviews with such individuals and such information, books and records as may be reasonably required by the Independent Arbitrator to make its final determination. For the purposes of this Section, the "Independent Arbitrator" shall be an arbitrator selected in accordance with the rules of the American Arbitration Association, which shall conduct any arbitration proceeding hereunder under its commercial rules. The place of any arbitration shall be New York, New York. During the pendency of any such arbitration proceeding with respect to a termination pursuant to Section 11.2 or 11.3, Distributor will continue to have all rights to sell, market and distribute the Products in the Territory and the effectiveness of any such termination shall be stayed pending the resolution of such arbitration proceedings. No such stay shall extend beyond the Term of this Agreement.


                                   SECTION 14.

                                   INDEMNITY

     14.1 Indemnification of Distributor. Publisher shall indemnify, defend, protect and save Distributor harmless from all claims, demands, suits, actions, damages, losses, deficiencies, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees incurred in connection therewith) incurred by Distributor, its subdistributors, sublicensees, commissioned sales representatives and marketing representatives, arising in connection with (i) any claim of infringement or violation of any copyright, trademark, trade name, or any other intellectual property, proprietary or other right of any person as to the Products for which IDGB has a right of indemnity under the Purchase Agreement, excluding any infringement or violation by Distributor in violation of any condition or item previously disclosed by Publisher to Distributor in accordance with Section 5.1(b); and
(ii) any breach of any representation or warranty or nonfulfillment of any obligation, agreement, commitment, undertaking or covenant of Publisher under this Agreement including, without limitation, Distributor's inability to perform obligations owed to its subdistributors, sublicensees, commissioned sales representatives and marketing or other representatives because of such breach or nonfulfillment by Publisher.

     14.2 Indemnification of Publisher. Distributor shall indemnify, defend, protect and save Publisher harmless from all claims, demands, suits, actions, damages, losses, deficiencies, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees of counsel incurred in connection therewith) arising in connection with any breach of any representation or warranty or nonfulfillment of any obligation, agreement, commitment, undertaking or covenant of Distributor under this Agreement.


                                   SECTION 15.

                                  MISCELLANEOUS

     15.1 Force Majeure. Neither Distributor nor Publisher shall be liable in damages, nor shall either party be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder or thereunder if that delay or default is caused by government orders or requirements, wars, fires, radioactive fallout, interruption of transportation facilities, labor troubles, strikes, riots, shortages of raw materials, or any other cause beyond the reasonable control of that party, and is without fault or negligence of that party (each, a "Force Majeure Event"); provided, that in order to excuse its delay or default hereunder, a party shall notify the other with reasonable promptness of the occurrence, specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within 15 calendar days after the termination of such occurrence, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence.

     15.2 Independent Contractor. Distributor's performance of its duties and obligations under this Agreement is in a capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership, agency, brokerage or joint venture relationship between Distributor and Publisher.

     15.3 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     15.4 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods, and also excluding the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention") and the Protocol amending the 1974 Convention (Vienna, April 11, 1980). Except as otherwise expressly set forth herein, each of the parties hereto agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto hereby irrevocably and unconditionally:

          (1) submits for itself and its property in any legal suit, action or proceeding relating to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

          (2) consents that any such suit, action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (3) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 15.5; and

          (4) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

     15.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

          (1)  if to Distributor:   c/o Pearson Inc.
                                    30 Rockefeller Plaza
                                    50th Floor
                                    New York, NY  10112
                                    Attention: Phil Hoffman
                                    Telecopier: 212-641-2500
               with copies to:      Pearson Education, Inc.
                                    One Lake Street
                                    Upper Saddle River, NJ  07458
                                    Attention: Robert Dancy, Esq.
                                    Telecopier: 201-818-8749

               and to:              Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, NY  10178
                                    Attention:  Charles Engros, Esq.
                                    Telecopier:  (212) 309-6273

          (2)  if to Publisher:     IDG Books Worldwide, Inc.
                                    919 East Hillside Boulevard
                                    Foster City, CA   94404
                                    Attention: James Doehrman
                                    Telecopier: (650) 655-3294

               with copies to:      Fulbright & Jaworski
                                    666 Fifth Avenue, 31st Floor
                                    New York, NY  10103
                                    Attention: Warren Nimetz, Esq.
                                    Telecopier: (212) 752-5958

     15.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15.7 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any law or public policy, (a) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     15.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between and among Distributor and Publisher with respect to the subject matter hereof.

     15.9 Assignment. Except as provided herein, this Agreement shall not be assigned by either party by operation of law or otherwise, without the consent of the other party, which consent shall not be unreasonably withheld.

     15.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity (other than the Distributor Indemnities, the Publisher Indemnities, and the Affiliates and the Subsidiaries that publish or distribute the Products) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     15.11 Agreement Binding on Successors. Subject to Section 15.9, this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns. For greater certainty, the parties agree that any party to a merger, consolidation, corporate reorganization, sale of substantially all assets, or sale of stock with a party to this Agreement (or with a Subsidiary or an Affiliate which publishes or distributes the Products) shall constitute a successor to such entity's business.

     15.12 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

     15.13 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     15.14 Remedies Cumulative. Except as expressly set forth herein, the parties' rights and remedies under this Agreement shall be cumulative, they shall have all other rights and remedies provided by law or in equity not inconsistent herewith, and no exercise by a party of one right or remedy shall be deemed an election.

     15.15 Definitions

          (1) "Affiliate" means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified person. "Control" means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

          (2) "Commercially Reasonable Efforts" means, with respect to a given party, such party's exercise of all efforts that are commercially reasonable under the circumstances (it being agreed that such party's exercise of multiple efforts may, or may not, be commercially reasonable under such circumstances).

          (3) "Independent Accounting Firm" means an independent accounting firm of national reputation mutually appointed by each of the parties hereto.

          (4) "Net Sales" means total sales of Products billed by Distributor to entities that are not Affiliates and to Affiliates that are retailers or wholesalers net of (i) actual returns and rebates and customary and reasonable reserves for returns and (ii) taxes, freight, shipping, transport, handling, packaging and insurance costs, governmental export fees, duties, discounts, and similar such charges (as shown on Distributor's invoices).

          (5) "Subsidiary" means, with respect to any specified person, any corporation, partnership, joint venture, limited liability company, trust, estate or other person of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other person or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such first person, or by such first person and one or more of its other Subsidiaries or by one or more of such first person's other Subsidiaries.

     15.16 Time of Payment. Whenever any amount hereunder is due on a day which is not a business day, such amount shall be paid on the next such business day.

     15.17 Survival. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 3.2, 4.1, 4.2, 5.3, 7, 8, 9, 12, 13, 14 and 15 shall survive the termination or expiration of this Agreement to the extent required thereby for the full observation and performance by any or all of the parties hereto.

     15.18 Recovery of Litigation Expenses. Except as otherwise provided in
Section 13, in connection with any action or proceeding between Publisher, Distributor and their respective Affiliates arising out of or related to this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all of its costs and expenses in connection with such action or proceeding, including, without limitation, all costs and expenses in investigating and prosecuting or defending such action or proceeding, including, without limitation, reasonable fees and expenses of counsel, auditors and other consultants.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            PEARSON EDUCATION INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            MACMILLAN GENERAL REFERENCE USA INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                      EXHIBIT A

                                    TERRITORY


The following shall constitute the Territory:

The world (i) excluding the District of Columbia and the fifty states that constitute the United States but (ii) including Puerto Rico and the other territories and possessions of the United States; provided that the Territory also shall exclude (1) South Africa through the earlier of July 31, 1999 and the termination of the distribution agreement covering South Africa in existence on the date hereof and (2) Canada through the termination of the distribution agreement covering Canada in existence on the date hereof. In connection with the subsequent inclusion of South Africa or Canada within the Territory, Publisher and Distributor shall cooperate in effecting the transition from such distribution agreement to a relationship with Distributor as contemplated hereby.